As filed with the Securities and Exchange Commission on March 18, 1997 Registration No. 333-6423
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549



                                                  AMENDMENT NO. 1
                                                        TO
                                                     FORM SB-2
                                              REGISTRATION STATEMENT
                                                       Under
                                            The Securities Act of 1933



                                               WIZ TECHNOLOGY, INC.
                                (Name of registrant as specified in its charter)

                   Nevada                                           33-0560855
         (State or Jurisdiction of                                 (IRS Employer
       incorporation or organization)                        Identification No.)



            32951 Calle Perfecto                          Mar-Jeanne Tendler
    San Juan Capistrano, California 92675               32951 Calle Perfecto
               (714) 443-3000                    San Juan Capistrano, California
                                                                  92675
(Address, including zip code, and telephone number, including area code
                                                                  (714) 443-3000
of Registrant's principal executive offices)
                                       (Name, address, including zip code, and
                                       telephone number, including area code, of
                               agent for service)
                                    COPY TO:
                                                  Jehu Hand, Esq.
                                                    Hand & Hand
                                     24901 Dana Point Harbor Drive, Suite 200
                                           Dana Point, California 92629
                                                  (714) 489-2400
                                             Facsimile (714) 489-0034

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

         If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plan, please check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:
[ ]



                                          CALCULATION OF REGISTRATION FEE

                                                            Proposed Maximum     Proposed Maximum
     Title of Each Class of                  Amount to       Offering Price          Aggregate         Amount of
   Securities to be Registered             Be Registered      Per Share(1)       Offering Price(1) Registration Fee

Common Stock offered by
  selling shareholders.................    3,072,472              $.90625        $ 2,784,427.70      $   843.77
Total(2)...............................    3,072,472              $.90625        $ 2,784,427.70      $   843.77


(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the maximum offering price per share is based upon the closing bid and ask prices of the Common Stock on the Electronic Bulletin Board on March 18, 1997 of $.90625 per share. Includes 53,333 shares issuable upon conversion of debt; 208,333 shares issuable upon conversion of $250,000 in Convertible Promissory Notes and 120,000 shares issuable upon exercise of related options; 1,200,000 shares issuable upon conversion of Convertible Series B Preferred Stock; an estimated 256,550 shares issuable upon conversion of Series C Convertible Preferred Stock; 294,500 shares issuable upon exercise of Warrants; an estimated 609,756 shares of Common Stock issuable upon conversion of $1,250,000 in principal amount of the Company's 7% Convertible Debentures due December 31, 1999; also includes reoffers of such shares.
(2) Filing fee of $5,693.13 paid with initial filing on Form S-3; for 2,130,333 shares at $7.75 per share; an additional $207.13 paid with Amendment No. 1 to register 754,250 additional shares.


       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS



                                               WIZ TECHNOLOGY, INC.
                                         3,072,472 Shares of Common Stock
                                                 ($.001 par value)

      The 3,072,472 shares (the "Shares") of Common Stock, par value $.001 per share (the "Common Stock") of WIZ Technology, Inc., a Nevada corporation (the "Company") are being offered by selling stockholders (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders." The expenses of the offering, estimated at $40,000, will be paid by the Company.

      The Common Stock is listed on the NASD's Electronic Bulletin Board under the symbol "WZTC." The Common Stock was delisted from the American Stock Exchange in February 1996. On March 14, 1997, the closing bid and ask prices of the Common Stock as reported by the Electronic Bulletin Board were $.75 and $1.0625 per share, respectively.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE
              ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A
                        CRIMINAL OFFENSE.




































                              The date of this Prospectus is ___________, 1997

      This Prospectus relates to the offer and sale of the following securities:
$250,000 in value of Common Stock of the Company, valued at 80% of the closing sale price of the Company's Common Stock on the date immediately prior to the effective date of this Prospectus, issuable upon conversion of two of the Company's convertible Promissory Notes dated August 16, 1995 and due August 16, 1996, in the aggregate principal amount of $250,000 (the "Notes"); [208,333 estimated shares assuming a conversion price of $1.20 per share]; 120,000 shares of Common Stock issuable upon exercise of the options attached to the Notes at a price of $2.50 per share; $256,550 in value of Common Stock of the Company, valued at the lower of 80% of the closing sale price of the Company's Common Stock on the date immediately prior to the date of conversion or $1.00, issuable upon conversion of the Company's Series C Convertible Preferred Stock issued in exchange for two additional convertible Notes, in the aggregate principal amount of $250,000 [256,550 estimated shares]; 1,500,000 shares of Common Stock, including 1,200,000 shares of common stock issuable upon conversion of 1,200,000 shares of Series B Convertible Preferred Stock, all issued in connection with the acquisition of Q & A Sales and Marketing, Inc., 30,000 shares of common stock issuable to acquire software from AIM Software, Inc., 53,333 shares issuable upon conversion of a promissory note for $80,000 issued in December 1992; an estimated 609,756 shares of Common Stock issuable upon conversion of $1,250,000 in principal amount of 7% Convertible Debentures due December 31, 1999 and convertible at the lower of $3.85 or 82% of the average closing bid price on the five trading days prior to conversion; 112,500 shares issuable upon exercise of Warrants at $5.00 per share issued to placement agents in connection with the 7% Convertible Debentures; and 182,000 shares of common stock issuable upon exercise of Underwriter's Warrants. See "Selling Stockholders".

      No person has been authorized in connection with this offering to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this Prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                                              ADDITIONAL INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citibank Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours.

      Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to the Company at 32951 Calle Perfecto, San Juan Capistrano, California 92675, telephone (714) 443-3000.

                                                PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the information appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                                    The Company

         WIZ Technology, Inc., a Nevada corporation (the "Company") markets a comprehensive line of computer software at prices under $20.00 per program, including both licensed software and "shareware," for IBM PCS and compatibles. The Company markets its products directly and through distributors. The Company's product line of over 200 programs is designed for a wide range of personal computer users, particularly small business and home users who may have limited technical expertise. The Company selects software programs which it believes are most suitable for general public use in the categories of games, utilities, educational, and business and integrates these programs with user-friendly menu screens. Recently, the Company acquired its first major proprietary software title, Lunar Landing. Software is sold in CD Rom jewel cases, shrink wrapped boxes and colorful diskette envelopes. The Company's software products are sold in the United States and abroad under the names "The $5 Computer Software StoreTM," for 3.5" diskettes, "White Wolf" and "Silver Coyote" for CD Roms, and Digital System Research for boxed software through computer stores such as Comp USA, Computer City, and Ingram Micro, national retailers such as K-Mart-Canada, Osco Drugs, Toys-R-Us Canada, regional discount chains such as Longs Drugstores, Pharma Plus Drug Canada, grocery stores such as Alpha Beta Supermarkets, Army & Air Force Exchange Service and national and local specialty retailers.

         The Company's objective is to become a leading marketer of affordable computer software. The Company's strategy for achieving this objective consists of three components: (1) acquire rights to distribute high quality, easy to use software; (2) continue to develop effective distribution channels for marketing such software; and (3) market software at prices under $20.00 that meet the needs of a broad base of users. In March 1996, in furtherance of this strategy, the Company acquired Q & A Sales and Marketing, Inc. ("Q & A"), specializing in home office, productivity and lifestyle software.

         Intranet Business. In March 1996, in connection with the acquisition of Q & A, the Company acquired rights to a new generation of internet technology from Digital Systems Research, Inc. ("DSR") originally developed for the United States Department of Defense. This technology enables internet "home pages" to be connected into a relational database, and thereby converts the current "static" internet home page, which only has that information designed by the sponsor of the page, into a "dynamic" page which can reflect the needs of the consumer. The Company intends to market this technology to manufacturers and distributors of consumer products in order to give consumers internet access to product information and to facilitate direct purchasing. Pursuant to a Software Development and License Agreement dated March 8, 1996 with DSR (the "Software Agreement"), the Company obtained a worldwide, exclusive right to market this technology to the public at large or to retailers, as well as distributors, and original equipment manufacturers or wholesalers who support retail operations. The Software Agreement is for a term of five years, with automatic extensions each five years in perpetuity. DSR is required under the Software Agreement to assist the Company in developing the functional specifications for each contract and to provide ongoing support. The Company is marketing this technology through its new subsidiary, Capotec Business Solutions ("Capotec").

         Capotec will also market its Corporate Information Services division ("CIS"). CIS enables customers to establish customized "virtual" networks (known as the "intranet") by using the Internet and customized relational databases. To date $2,000,000 in intranet contracts have been sold.

         Traditional networks require users to be hard wired together, whether through local cable or dedicated telephone lines. The virtual networks to be marketed by CIS enable anyone who has access to the Internet to access the customers network, provided that appropriate passwords are supplied. The security level and type of information which is accessible can be customized for each user or group of users.

         Most internet users locate information by using web browsers to search for their topics of interest. The information search can be compared to a library: the user searches for the home page of the desired source (similar to locating a book or periodical) and then peruses the home page, book or periodical. The user is able to access only one home page at a time. In the view of management, this limitation of one homepage web site at a time has hindered the development of the use of the internet for shopping. The Company's technology permits the consumer to access multiple web pages simultaneously, and in effect design a customized electronic product catalog. For example, a consumer could request information on all women's tennis shoes of a particular color from a number of retailers or manufacturers simultaneously. The dynamic home page produced by the software would list all such shoes offered, together with pictures, prices and ordering information.

         The Company's principal executive offices are located at 32951 Calle Perfecto, San Juan Capistrano, California 92675 and its telephone number is
(714) 443-3000.

                                                   The Offering

Securities Offered:......................................

3,072,472 shares of Common Stock, $.001 par value per share, including 871,422 shares issuable upon conversion of debt, 256,550 shares issuable upon conversion of Series C Preferred Stock, 1,530,000 shares issued for acquisitions (including 1,200,000 shares issuable upon conversion of Series A Preferred Stock) and 414,500 shares issuable upon exercise of warrants and options.

Common Stock Outstanding(1) Before Offering:.............  9,045,035(1) shares

Common Stock Outstanding After Offering:.................  ___________(1) shares

AMEX symbol..............................................  WIZ
(1)      Based on shares outstanding as of January 31, 1997.

                                                   Risk Factors

         Investment in the Shares offered hereby involves a high degree of risk, including the limited operating history of the Company and competition. Investors should carefully consider the various risk factors before investing in the Shares. This Prospectus contains forward looking statements which may involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors." See "Risk Factors."

                                                   RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the following risk factors relating to the business of the Company and this offering, together with the information and financial data set forth elsewhere in this Prospectus, before investing in the Shares offered hereby.

Limited History of Business Operations; Sustainability of Past Results

         The Company has limited operating history, having commenced operations in January 1991. As of January 31, 1997 the Company's cumulative losses were approximately $7,110,027. The Company's revenues and income, which until April 1995 were derived primarily from the sale of shareware, have increased significantly in the past fiscal periods. The Company's growth has been dependent on a number of factors, such as the Company's marketing efforts, trends in personal computer sales and usage, changes in available technology, changes in the competitive environment of personal computer software, and general economic conditions. The Company has enjoyed limited competition to date in the emerging market for under $20 computer software, and an increase in competition or the loss of additional customers could have an adverse effect on the Company's revenues and profitability. In fiscal 1995, the Company continued its expansion of its software and began marketing CD Rom software. The Company has recently acquired exclusive marketing rights to certain internet technology, and intends to expand marketing efforts in this area. As a result of the increase in operating expenses caused by this expansion and other factors, operating results may be adversely affected if sales do not increase sufficiently, whether due to increased competition or otherwise. There can be no assurance that the Company will be able to grow in future periods or sustain its historic rates of revenue growth and profitability. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

Management of Growth

         The Company's growth to date has required and is expected to continue to require, the full utilization of the Company's management, financial and other resources. The Company's ability to manage growth effectively will depend on its ability to improve and expand its operations, including its financial and management information systems, and to recruit, train and manage executive staff and employees. There can be no assurance that management will be able to manage growth effectively, and the failure to effectively manage growth may have a materially adverse effect on the Company's results of operations.

Dependence on Limited Number of Customers

         The Company is dependent upon a limited number of distributors and retail customers for the majority of its revenues. In the fiscal years ended July 31, 1996 and 1995, significant (over 10%) distributors and retail customers, accounted for an aggregate of 90% and 47.2%, respectively, of total net revenues. In fiscal 1994, the Company terminated its relationship with its largest customer, its former Canadian distributor, and wrote off $405,329 of accounts receivable from this customer. Although the Company is vigorously pursuing collection of this account, there can be no assurance that the Company will collect any of this amount. The Company's acquisition of Q & A in March 1996 has lessened the Company's dependence on any one customer, but the Company's dependence on a limited number of customers could result in sales declines or similar losses in the future if its relationship with any one significant customer described above is interrupted for any reason.

Competition

         The market for software products, while fragmented, is highly competitive and subject to rapid change. Consumer demand for particular software products may be adversely affected by the increasing number of competitive products from which to choose. The Company's low priced software competes with computer specialty stores, software specialty stores, direct sales organizations, software publishers that sell directly to end users, mail-order companies, bookstores, electronic bulletin boards, other software distributors employing marketing plans similar to the Company and other types of retail chains that sell software products. Many of these competitors have substantially greater resources than the Company. Several small companies have emulated the Company's concept of marketing low priced software to the general public, but to the Company's knowledge such competition has not materially adversely affected the Company. Should a larger and better financed company decide to compete with the Company, and be successful in its competitive efforts, the Company's business could be materially adversely affected. The Company's internet technology will compete with other companies marketing internet software and services. These competitors include several large companies with substantially greater financial, technological and marketing resources than the Company and a large number of companies of varying sizes and resources. Competitors may broaden their product line, and potential competitors, including large computer or software manufacturers, entertainment companies, entertainment software companies and educational publishers, may enter, or increase their focus on, shareware or educational or game software business, or internet application software, resulting in increased competition.

         There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company. Additionally, the channels of distribution for personal computer software are constantly changing and new channels, such as software rental stores or other channels, are likely to emerge. Changes in the channels of personal computer software distribution could have a material adverse effect on the Company's results of operations.

Developing and Changing Market

         Consumer preferences for particular software products, including the educational, self-help and small business software and entertainment software currently marketed by the Company, are difficult to predict and are subject to rapid change. The market for software is continually evolving, and is highly dependent upon changes in computer hardware technology. Changes in technology and consumer preferences may render software obsolete, and computer software is subject to unauthorized duplication. The Company does not believe that these risks are material at this time in the low price software segment, but there can be no assurance that the Company's assessment is correct, nor that the Company's products will continue to be accepted by the public in the future. Since the Company sells its programs on recycled floppy disks, shortages in the supply of recycled floppy disks (or other media on which software may be recorded in the future) could adversely affect the Company's results of operations.

Risks of New Internet Business

         Dependence of Continued Growth in Use of the Internet. The future success of the Company's Intranet Games is partially dependent, upon continued growth in the use of the Internet and the Web. Rapid growth in the use of and interest in the Internet and the Web is a recent phenomenon. There can be no assurance that communication or commerce over the Internet will become widespread or that extensive content will continue to be provided over the Internet. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of performance improvements including high speed modems. In addition, to the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demand placed upon it by such potential growth. In addition, the Internet could lose its viability due to delays in the development or adoption of newer standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services to support the internet also could result in slower response times and adversely affect the Company's Intranet customers. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, results of operations and financial condition might be materially and adversely affected.

         Start-up Nature of Internet Business. The Company's ability to generate revenues will depend, among other factors, on customer's and vendor's acceptance of the Web and the Corporate Information Services.

         The Company's Corporate Information Services will compete with other companies offering virtual network services. In addition, there is intense competition in the sale of advertising on the Internet, including competition from other Internet navigational tools as well as other high-traffic sites, which has resulted in a wide range of rates quoted by different vendors for a variety of advertising services, which makes it difficult to project future levels of Internet advertising revenues that will be realized generally or by any specific company. Competition among current and future suppliers of Internet navigational services or Web sites, as well as competition with traditional marketing and advertising channels, may lead to reductions in revenues. There can also be no assurance that the Company's advertising customers will accept the internal and third-party measurements of impressions received by the Wiz Mall, or that such measurements will not contain errors.

         Technology and Infrastructure. The Company has licensed the technology used in the Corporate Information Services from DSR under an exclusive, five year agreement renewable for successive five year terms. Under the license agreement, DSR is responsible for implementation of the hardware and software portions of the vendor contracts, and the Company will be substantially dependent upon ongoing maintenance and technical support from DSR to ensure effective operation. Any failure of DSR to implement each contract or to provide prompt and effective support and maintenance to the Company, could have a material adverse effect of the Company's business, results of operations and financial condition.

         Lack of Proprietary Protection. The internet/intranet technology licensed from DSR involves a combination of hardware and software technology. Although the Company believes that the technology would be time consuming and expensive for another party to duplicate, the concept of linking together information and computers with relational databases is not protected by any proprietary rights, such as a patent or copyright. There can be no assurance that competitors will not develop competing intranet systems.

Dependence on Key Personnel

         The Company is dependent upon Mar-Jeanne Tendler, Chief Executive Officer, Arthur Tendler, President, and Bruce Allen Gilgen, Chief Operating Officer and other key employees with respect to administration and marketing. The Company has entered into employment agreements with these individuals and has obtained key men life insurance on the lives of Messrs. Tendler and Gilgen and Ms. Tendler in the amount of $1 million each. The Company's future success also depends on its ability to attract and retain other qualified personnel, for which competition is intense. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's results of operations.

Dependence on Third Party Authors; Nonexclusivity

         The Company does not currently develop or own most of its software products, but either distributes them free of royalty (shareware) or pays a royalty on each copy of licensed programs sold. The Company is currently dependent on third party authors for the development of new software products, although the Company believes that the lack of in-house program developers represents a cost advantage, since it enables the Company to avoid the costs of development, to select from products developed by the thousands of independent programmers, and to be introduced to products and trends in computer software as they occur. However, there can be no assurance that the Company will be able to continue to obtain a supply of quality software programs from independent authors.

         The Company receives many new programs each month for evaluation from independent software developers. Although the Company may acquire exclusive rights to software in the future, or may acquire the exclusive right to customize versions of software in the future, the lack of exclusive rights means that the Company's competitive advantage, if any, will be limited to its ability to select and market software which is responsive to consumer preferences.
However, management does not believe that the lack of exclusive proprietary rights is critical in the low priced software market in which it competes.

Protection of Trademark Rights

         The Company considers its trademark and service marks in the aggregate, and in particular, "The $5 Computer Software Store," to be valuable and of substantial commercial benefit with consumers and retailers of its product. The Company has filed or is in the process of filing for federal trademark protection on several of its trademarks and service marks including those named herein, one of which, Wiz, has been challenged. There can be no assurance that any federal trademarks will be granted, in which case the Company intends to rely on common law trademark protections, to the extent available. The Company has obtained and collected on a judgment of $250,000 against a former distributor for misappropriation of trademarks and similar causes of action, and intends to pursue any other infringing parties with vigor. Litigation to enforce these rights can be protracted and expensive, and the outcome of any litigation may be uncertain. If the Company is unable to defend ownership of its proprietary rights, its operating results could be materially adversely affected due to consumer confusion and sales lost to infringing competitors.

Control by Officers and Directors

         Directors and officers of the Company beneficially own 5,945,001 shares of the Company's outstanding Common Stock, or approximately 58.7% of the outstanding voting stock. As a result, the Company's officers and directors are able to elect a majority of the Company's Board of Directors, to dissolve, merge, or sell the assets of the Company, and to direct and control the Company's operations, policies and business decisions.

Anti-takeover Effect of Possible Issuance of Preferred Stock and Nevada Corporate Law

         The Company's Articles of Incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock, par value $.001 per share ("Preferred Stock"). Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. There are currently 800 shares of Series A Preferred Stock outstanding, 1,200,000 shares of Series B Preferred stock outstanding and 256,550 shares of Series C Convertible Preferred Stock outstanding. The Company has no present plans for any issuances of additional Preferred Stock. The issuance of any Preferred Stock could adversely affect the rights of the holders of Common Stock, and therefore reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners. In addition, the Nevada General Corporation Law prohibits any merger, consolidation, sale of assets or similar transaction over a certain de minimus size between the Company on the one hand and another company which is, or is an affiliate of, a beneficial holder of ten percent or more of the Company's voting power (defined as an "interested stockholder"), for three years after the acquisition of the voting power, unless the acquisition of the voting power was approved beforehand by the Company's Board of Directors or the transaction is approved by a majority of Company stockholders (excluding the interested stockholder). Another provision of the Nevada General Corporation Law would limit the voting rights of shares acquired in a "control share acquisition," as defined, in the event the Company has more than 100 stockholders of record in Nevada and the Company does business in Nevada. Although the Company is not expected to satisfy either of these two prerequisites in the foreseeable future, the application of the Nevada control share acquisition statute, and the provisions prohibiting interested stockholder transactions, could also preserve control of the Company by management.

General Economic and Market Conditions

         Personal computer software sales are highly dependent upon sales of personal computers. During recent years, segments of the personal computer industry have experienced significant economic downturns characterized by decreased product demand and price erosion. Although the Company does not believe such factors have affected the Company, there can be no assurance that the Company will not be affected if such situation continues or worsens or by future events in the industry.

Lack of Dividends

         The Company has not paid cash dividends in the past and does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

                                           MARKET PRICE OF COMMON STOCK

         The Company's Common Stock has been listed on the American Stock Exchange Emerging Company Marketplace ("ECM") under the symbol "WIZ" since February 9, 1994. On November 13, 1996, trading of common stock on the American Stock Exchange (the "Exchange") was halted due to the Company's failure to file its Annual Report Form 10-KSB for the year ended July 31, 1996 in a timely manner. The Annual Report was filed in February 1997 and shortly thereafter the Common Stock was delisted from the Exchange. The Common Stock became quoted on the Electronic Bulletin Board sponsored by the National Association of Securities Dealers, Inc. on February 21, 1997. The prices set forth in the table below represent closing sales prices on ECM, as recorded in the Wall Street Journal (from February 9, 1994) and high and low "bid" prices as reported by the Electronic Bulletin Board commencing in 1997, without adjustments for retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                   Closing Sales
                  February 3, 1995-
                  March 31, 1994                 5 5/8          3 1/16

                  June 30, 1994                  5 1/8          2 3/16

                  September 30, 1994             4 11/16        2 1/16

                  December 31, 1994              3 15/16       2  5/8


                  Quarter Ended 1995

                  March 31, 1995                 4 1/16         2 7/16

                  June 30, 1995                  3 3/16         2 1/16

                  September 30, 1995             5 5/16         2 5/8

                  December 31, 1995              4 7/16         3 1/4


                  Quarter Ended 1996

                  March 31, 1996                 5 11/16        3 1/2

                  June 30, 1996                  9 1/8          4 5/8

                  September 30, 1996             6 15/16        3 3/8

                  December 31, 1996              3 3/4          2 1/2

                  Quarter Ended 1997

                  March 31, 1997
                  (through February 21, 1997)    1 5/8            7/16

                  The Company has not paid any dividends on its Common Stock. The Company currently intends to retain any earnings for use in its business, and therefore does not anticipate paying cash dividends in the foreseeable future.

                  As of January 31, 1997, there were 443 record holders of Company Common Stock.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                             AND RESULTS OF OPERATIONS

         Despite reporting a loss in excess of $3.1 million for the year ended July 31, 1996 the Company's general financial condition remains good. Total stockholders' equity is $6.3 million and total liabilities of $3.2 million which results in a ratio of stockholders' equity to total debt of 2:1. Working capital of $1.2 million includes a cash position at July 31, 1996 of approximately $451,000. Net sales for the year ended July 31, 1996 increased to over $7 million from $3.7 million for the year ended July 31, 1995. This increase in sales is primarily attributed to the customer base acquired with the Q&A acquisition discussed earlier as well as increased sales to three existing customers. This increase in sales also changed the customer-mix of the Company from its past operations. Sales and accounts receivable at July 31, 1996 are concentrated with 86% attributed to fewer than eight customers (see Footnote #2 in the Notes to Consolidated Financial Statements). Management, however, does not consider this an inordinate risk due to the strength of the customers involved which are all credit-worthy national accounts and because the Company is re-directing its emphasis toward the sale of intranet software applications. Accounts receivable of $1.9 million are shown net of allowances of $608,000 which management believes is adequate. Inventories of $1.0 million are disclosed net of allowances for slow moving/obsolescence of $478,000 which management believes is also adequate.

Changes in Financial Condition

         The two largest changes in balance sheet accounts at July 31, 1996 from July 31, 1995 are the additions of the "Covenant not to Compete" and "License Agreement" related to the Q&A purchase which are carried at a book value of $557,000 and $3,368,753 respectively. These amounts were recorded primarily as a result of the Q&A purchase, are disclosed net of allowance for amortization of $43,000 and $131,247 respectively, and both are amortized over five and ten year lives, respectively. The valuations of both of these items were established by the Company based upon the valuation report prepared by an independent financial advisor. The License Agreement involves the rights of the Company to market an intranet software application which was developed by DSR. The Company has the worldwide exclusive rights to market applications of the product to retail customers and the public at large. Exclusive rights to sell to government entities remains with DSR only. It is the marketing of this software application which the Company believes will become its core business in the future. Subsequent to July 31, 1996 the Company entered into three contracts to develop intranet applications for customers. It is management's intention to either develop these projects directly, or, sell the contracts to third party developers for an upfront fee with participation in future revenues generated from the contracts. Management believes revenues derived from this concept will be realized in fiscal 1997, though no assurances can be given at this time nor is the Company relying on this source of revenues for its operations in the near future.

         Management believes that capital and liquidity are sufficient to meet the on-going operations of the Company for the foreseeable future. Currently, the Company is seeking an accounts receivable credit line with a local bank. Management considers this credit line one of convenience and for contingencies rather than one of necessity and whether or not it is approved, management believes liquidity is sufficient for the foreseeable future. Also, in October, 1996 the Company was successful in completing an offering under Regulation D whereby it sold $1,250,000 of 7% convertible debentures due October, 1999.

         The Company has no plans for any major capital expenditures in that current facilities are adequate for the foreseeable future. The Company also does not expect to increase the number of employees in the foreseeable future.

Results of Operations

         Because management believes the Company's future will be focused more on developing the intranet software acquired with Q&A, management chose to revise its strategic direction. As a result, management evaluated its product lines in the fourth quarter of fiscal 1996 and determined that the marketing of certain lines would be discontinued. This resulted in the write-off of significant software development costs. In addition, management evaluated a number of its assets for continuing significance following the strategic direction change. Write-offs included charges to inventory, accounts receivable and fixed assets (See Footnote #15 of the Notes to Consolidated Financial Statements). Management also chose to increase the allowance for obsolescence in inventory, and increase the allowance for doubtful accounts receivable to cover the exposure created with the bankruptcy of Neostar-Babbages in October, 1996. This customer accounted for approximately $300,000 in accounts receivable for the Company at July 31, 1996. Management believes these allowances applied to sales, inventory and accounts receivable are now adequate for the near future. Additionally, pre-paid advertising of approximately $700,000 which was to have been amortized over fiscal 1997 was completely expensed at July 31, 1996 due to a dispute which arose subsequent to July 31, 1996.

         Company sales for the year ended July 31, 1996 almost doubled compared to the year ended July 31, 1995 from $3.7 million to $7.1 million partially as a result of a change in software sold from 3-1/2 inch floppy disks to CD-Roms, and because the Company's customer base expanded into larger retail operations which typically place larger orders. Cost of revenues increased from 53% of revenues in fiscal 1995 to 78% in fiscal 1996 primarily due to increased development and packaging costs as it related to the change to CD-Roms, and because previously capitalized software development costs were expensed in the fourth quarter as a result of discontinued items. Selling, general and administrative expenses increased by 84% primarily as a result of the added expenses related to the Q& acquisition.

         Foreign currency fluctuations have not had a material effect on the Company's results of operations.

         Inflation has not had a material impact on the Company's operations.

         The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," which, in the opinion of management, will have no effect on the Company's Consolidated Financial Statements.

         In October 1995, the FASB issued SFAS No. 123 "Accounting for Stock Based Compensation". SFAS No. 123 permits a company to choose either a new fair value based method of accounting for its stock based compensation arrangements or to comply with the current APB Opinion 25 intrinsic value based method adding pro forma disclosure of net income and earnings per share computed as if the fair value based method had been applied in the financial statements. SFAS No. 123 is effective for fiscal years beginning after December 15, 1995. The Company will adopt SFAS No. 123 in 1996 using pro forma disclosures of net income and earnings per share. The Impact of stock options on the Company's pro forma disclosures of net income and earnings per share calculation is not known as the Company has not yet implemented the provision of the SFAS.

Interim Financial Information

The Company continues to develop and distribute budget computer software to retail stores throughout the United States and foreign countries. For the near future the Company's focus to generate revenues will come from the sale of this software and from the marketing of its intranet software application to other companies. With regards to the Intranet revenues, the Company expects to receive revenues as transactions are accessed on the respective intranet sites and/or from the sale of contracts to third parties. At January 31, 1997 the Company sold two of its existing contracts to a third party for $2,000,000. The discount balance will be recognized as interest income over the collection period of the contract. See footnotes to the financial statements.

As previously discussed, the most significant change on the Company's balance sheet for the quarter ended January 31, 1997 is the contact receivable with regards to the intranet sales discussed above. The Company is currently pursuing additional contracts to develop intranet sites for other companies, though no assurances can be given that those contracts will be consummated.

For the six months ended January 31, 1997, net revenues declined by 37% compared to the same period ended January 31, 1996. Management believes a combination of slower than expected seasonal sales, competition and returned merchandise were factors contributing to the decline. Cost of goods sold remained relatively comparable for the six month periods at 43% and 40% for January 31, 1997 and 1996 respectively. The decrease in cost of sales is due to the inclusion of the revenue recognized of the intranet sales contract. The offsetting cost of sale of the contract is reflected in the amortization expense of the intranet license agreement. Selling and Q&A expenses rose however by 63% from the prior year to the increase in number of employees and executives as a result of the fourth quarter 1996 purchase of Q& A Sales & Marketing. Management of the Company has taken aggressive steps to reduce this increase by bringing the number of employees more in line with the revenue of the company. By March, 1997 the number of full time employees had been reduced to approximately 30, down from over 50 at the year ended July 31, 1996. Management does not expect any further significant changes in the number of employees for the foreseeable future.

The net loss reported at January 31, 1997 of $1.2 million compared to profits of $521,069 reported at the period ended January 31, 1996 resulted form the combination of slower sales and increased overhead and includes non-cash charges of depreciation and amortization of nearly $600,000. Management cannot at this time determine if the trend of losses reported to date for fiscal 1997 will continue or not for the balance of the fiscal year. Management believes capital and liquidity are sufficient for the near-future and continues to aggressively work toward collections of account receivable and reducing inventory levels.

Foreign currency fluctuations have not had a material effect on the Company's results of operations.

                                                     BUSINESS

Background and Strategy

         WIZ Technology, Inc., a Nevada corporation (the "Company"), markets a comprehensive line of computer software at prices under $20.00 per program, including both licensed software and "shareware," for IBM PCS and compatibles. The Company markets its products directly and through distributors. The Company has commenced marketing its internet/intranet software technology. This technology which is currently utilized by the U.S. Defense Department, enables customers to establish their own virtual networks at a relatively low cost.

         The Company's product line of over 200 programs is designed for a wide range of personal computer users, particularly small business and home users who may have limited technical expertise. The Company selects software programs which it believes are most suitable for general public use in the categories of games, utilities, educational, and business and integrates these programs with user-friendly menu screens. Recently, the Company acquired its first major property software title, Lunar Landing. Software is sold in CD Rom jewel cases, shrink wrapped boxes and colorful diskette envelopes. The Company's software products are sold in the United States and abroad under the names "The $5 Computer Software Store, " for 3.5" diskettes, "White Wolf" and "Silver Coyote" for CD Roms, and Digital System Research for boxed software through computer stores such as Comp USA, Computer City, and Ingram Micro, national retailers such as K-Mart-Canada, Osco Drugs, Toys-R-Us Canada, regional discount chains such as Longs Drugstores, Pharma Plus Drug Canada, grocery stores such as Alpha Beta Supermarkets, Army & Air Force Exchange Service and national and local specialty retailers.

         The Company's objective is to become a leading marketer of affordable computer software. The Company's strategy for achieving this objective consists of three components: (1) acquire rights to distribute high quality, easy to use software; (2) continue to develop effective distribution channels for marketing such software; and (3) market software at prices under $20.00 that meet the needs of a broad base of users. In March 1996, in furtherance of this strategy, the Company acquired Q & A Sales and Marketing, Inc. ("Q & A"), with sales in calendar 1995 of $3,893,000 specializing in home office, productivity and lifestyle software.

Q & A Acquisition and Internet/Intranet software.

         Effective March 12, 1996 the Company acquired all of the outstanding shares of Q & A Sales and Marketing, Inc. ("Q & A") by merger of Q & A into a newly formed Nevada subsidiary of the Company. In connection with the merger, Q & A's name was changed to Q & A Software Company. The Company issued 300,000 shares of common stock and 1,200,000 shares of Series B Preferred Stock, each share of which is convertible into one share of common stock, at various times from August 7, 1996 to May 10, 1998 to the stockholders of Q & A, being Digital Systems Research, Inc. and four employees of Q & A (the "Q & A Shareholders"). As of July 31, 1996 the 300,000 shares of Common Stock issued to Q & A Shareholders and the 1,200,000 additional common shares issuable upon conversion of the Series B Preferred Stock represented 14.8% of the total outstanding shares. The Company agreed to register the shares of common stock issued to the Q & A shareholders and the common stock issuable upon the conversion of the Series B Preferred Stock and has registered such shares in the registration statement of which this Prospectus is a part.

         Until such time as the Q & A Shareholders own collectively less than 100,000 shares of common stock (including shares issuable upon conversion of Series B Preferred Stock) or March 15, 1999 whichever first occurs, the Q & A Shareholders have the right to purchase additional shares of Company common stock in the event the Company issues shares of common stock for less than 85% of market value, at the same price as sold to third parties in order to maintain their proportionate interest in the Company's common stock. Pursuant to the agreement, DSR, Mr. Wolfe, the president of Q & A and a Q & A Shareholder, Mar-Jeanne Tendler, Arthur S. Tendler and Gil Gilgen entered into a Shareholder's Agreement wherein such persons agreed to vote all securities of the Company held by them for the election of a designee of the Q & A
Shareholders to the Board of Directors. The Company agreed to give the Q & A Shareholders notice of any meeting of shareholders at which directors are to be elected and to nominate the designee of the Q & A Shareholders at the meeting. In addition, the parties to the Shareholder's

Agreement agreed, insofar as they may be members of the board, to elect the designee as a member of any executive committee of the Board. Pursuant to the Shareholder's Agreement, W. Willie Woods, president of DSR, was elected to the Board of Directors as of March 12, 1996 and was nominated and elected to that position at the annual shareholder's meeting held April 22, 1996. Later in 1996, Mr. Woods resigned from the Board of Directors due to his personal commitments. There are currently no executive committees of the Board of Directors. The Shareholder's Agreement terminates on the earlier of March 8, 1999 or such time as less than 300,000 of the Q & A Shares remain outstanding. Finally, the Company agreed to indemnify DSR for any liability DSR may have as a former guarantor of the Q & A obligations.

         In March 1996 in connection with the acquisition of Q & A, the Company acquired rights to a new generation of internet technology from Digital Systems Research, Inc. ("DSR") originally developed for the United States Department of Defense. This technology enables internet 'home pages' to be connected into a relational database, and thereby converts the current 'static' internet home page, which only has that information designed by the sponsor of the page, into a 'dynamic' page which can reflect the needs of the consumer. The Company is marketing this technology to two groups: first, manufacturers and distributors of consumer products in order to give consumers internet access to product information and to facilitate direct purchasing, and to businesses who wish to establish their own internet networks on a time and cost effective basis. Pursuant to a Software Development and License Agreement dated March 8, 1996 with DSR (the "Software Agreement"), the Company obtained a worldwide, exclusive right to market technology to the public at large or to retailers, as well as distributors, original equipment manufacturers or wholesalers who support retail operations for a license fee of 40% to DSR of the gross licensing revenues. The Software Agreement is for a term of five years, with automatic extensions each five years. DSR is required under the Software Agreement to assist the Company in developing the functional specifications for each contract, and DSR may also obtain sales leads for the Company in which case the license fee is 60% of the gross contract price. The Company has permitted a former employee and a former consultant to market this technology in which case the contracts obtained by these persons are deemed to be contracts generated by DSR.

         Q & A Product Line. In March 1996 the Company acquired Q & A Sales and Marketing, Inc. Q & A sells over 50 licensed proprietary software products at list prices under $20.00 on CD Rom and 3.5" diskettes, all under its Digital Systems Research label. Q & A's software titles include Labels Plus, Unlimited Fonts, Legal Documents and My Family Tree, and emphasize home office and lifestyle software.

         CD Rom. In fiscal 1995 the Company began development of CD-Rom software. The CD-Rom software is sold either as individual titles in CD boxes or jewel cases, typically at the price of $9.99 per disk, or as part of a ten pack of CD Rom diskettes, for $29.99. Initial sale of CD-Rom titles commenced in the last quarter of 1995 with a shipment to approximately 80 CompUSA stores. The Company believes that CD-Rom sales will be an increasing portion of its business in the future. CD-Rom software consists both of shareware and licensed titles, and include bonus programs also sold by the Company on 3.5" floppy disks as well as some titles developed for CD-Rom.

         The Company intends to focus its business in two broad directions: (1) Continuing its business of developing and selling inexpensive computer software, and, (2) develop a marketing strategy of the intranet software acquired during the Q&A acquisition. with the acquisition of Q&A, the Company's customer base changed radically from previous years. Prior to the acquisition the Company dealt with many small companies for its inexpensive software and remained diversified. However, with the Q&A purchase, 86% of the Company's sales are vested with eight major customers/distributors. This was because the sales force of Q&A dealt with larger companies resulting in fewer, though larger, sales invoices. Management intends to work toward better diversification of the customer base during fiscal 1997 and does not consider the concentration of sales a material risk. In the fiscal year ended July 31, 1996, the following customers accounted for 10% or more of the Company's net revenues: CompUSA, 31%, Ingram-Micro, 31%, Salash, 15% and ADTI, 13%.

Research and Development

         The Company incurred no research and development expense for fiscal 1996 compared to R&D expense of $29,342 in fiscal 1995.

Competition

         The market for the Company's products, although fragmented, is very competitive and subject to rapid change and the Company currently competes with software distributors and publishers. The Company believes that the principal competitive factors affecting the market for its products include performance, ease of use, functionality, quality and price. The Company believes that it generally competes favorably with respect to each of these factors. Competitive pressures could result in price reductions, which could affect the Company's operating results.

         The  Company  also  competes  for  access  to its  chosen  channels  of distribution. Because of relatively low barriers to entry in the shareware market, numerous shareware authors distribute their products through other distributors and directly through electronic bulletin boards and advertising in industry oriented publications. The Company believes that its existing infrastructure gives it a competitive advantage over current and potential competitors. However, should a competitor which is larger and better financed than the Company choose to compete directly against the Company, such competition could have an adverse affect on the Company; the Company has also experienced competition from other distributors utilizing similar marketing displays as those used by the Company.

Employees

         As of July 31, 1996, the Company had 48 employees, 42 of whom were full time. The Company considers its employee relations to be good. None of the Company's employees are subject to an collective bargaining agreement. Certain employees of Q&A were hired by the Company on closing of the acquisition. As of January 31, 1997 none of these employees remained.

Trademarks

         The Company believes that the trade names used by it in the aggregate and specifically "$5 Computer Software Store", "White Wolf", "Silver Coyote", "Publishers Diamond", and "World of Multimedia" are important to its business. Applications are pending with the U.S. Office of Patents and Trademarks for the tradename "Wiz Technology" and various other trademarks and trademarks including "$5 Computer Software Store." "Cyberquest" and "Rainbow Avenue Educational Software." The Company has been notified that an opposition has been filed on the trademark application for "Wiz Technology," but believes that the failure to obtain proprietary protection on "Wiz Technology" will not materially adversely affect its business. There can be no assurance that any federal trademarks will be granted, in which case the Company intends to rely on common law trademark protections, to the extent available. The Company successfully sued a former distributor for misappropriation of trademarks and similar causes of action, and intends to pursue any other infringing parties with vigor. Litigation to enforce these rights can be protracted and expensive, and the outcome of any litigation may be uncertain. If the Company is unable to defend ownership of its proprietary rights, its operating results could be materially adversely affected due to consumer confusion and sales lost to infringing competitors.

Properties

         The Company leases 20,188 square feet of office and warehouse space at 32951 Calle Perfecto, San Juan Capistrano, California. The lease extends through March 31, 1998. The Company believes that this space will be adequate for its needs for the foreseeable future. Additionally, the Company is liable for certain leased office space as a result of the Q&A acquisition which extends to February, 1997. The space is currently subleased to other tenants and presents no material effect on the Company.

Legal Proceedings

         Except as set forth below, no material proceedings to which the Company is a party, or to which any of its properties are subject, are pending or are known to be contemplated, and the Company knows of no material legal proceedings, pending or threatened, or judgments entered against any director or officer of the Company in his capacity as such.

         The Company has filed, on March 23, 1994, a lawsuit against $5.99 Store, Craig Larson and Andrea Larson, former distributors of the Company (collectively, the "Defendants"), in the Supreme Court of British Columbia, Canada, for the debt owned by the $5.99 Store to the Company, and breach of the distribution agreement entered into by the Company and the Defendants. In the lawsuit, the Company alleges that the Defendants continue to use the Company's trademarks and represent themselves as the owners of such trademarks without the consent of the Company. Furthermore, the Company alleges the breach of an agreement with the Defendants, pursuant to which the Company agreed to extend credit to teh Defendants. The Company seeks damages in the amount of $477,418.75
(Can) for the price of goods sold and delivered to the Defendants and for the financing charges associated therewith. The lawsuit further alleges that the Defendants failed to conduct their business affairs in a professional manner, in breach of the distribution agreement. The Company terminated said distribution agreement with the Defendants on February 10, 1994. The Company seeks also an injunction restraining and enjoining the Defendants from selling and distributing of the Company's goods without the Company's consent. The Company obtained a judgment in this litigation in the amount of $364,000 (Can), but collection of the judgment has been stayed pending appeal and resolution of the countersuit described below.

         On March 21, 1994, $5.99 Computer Software Store (Canada), Inc. (the "Plaintiff") filed a lawsuit in the Supreme Court of British Columbia, Canada, against the Company in which it alleges a breach of the distribution agreement by the Company. The Plaintiff seeks unspecified damages and an injunction restraining the Company from distributing its products in Canada. A trial date has been tentatively scheduled for September, 1998 to resolve outstanding issues with respect to this matter.

         Although the Company believes it has successfully challenged Plaintiff's claims, in the event the Plaintiff was successful, the Company believes that the impact would neither be material nor have a material adverse impact on the Company. There can be no assurance that the Plaintiff and others will not bring claims against the Company nor that the Company can successfully challenge each such claim.

         On April 1, 1996, the Company was served with a lawsuit filed in Orange County Superior Court by the underwriter of its 1994 public offering, Strausbourger Pearson Tulcin Wolff Incorporated) (the "Underwriter"). The Underwriter alleges that the Company's sale of a private placement in November 1995 violated a covenant in the underwriting agreement for the 1994 public offering not to sell any of its securities until February 9, 1996 without the Underwriter's consent. The Company has answered the complaint denying all allegations and has also filed for arbitration with the NASD. The Company believes the lawsuit is without merit.

         On May 24, 1996, the Underwriter filed an additional complaint in Orange County Superior Court alleging that the Company had not complied with the Underwriter's demand to file a registration statement with the Securities and Exchange Commission to register the shares underlying the Underwriter's 182,000 Underwriter Warrants received in connection with the 1994 public offering. The complaint seeks damages of not less than 1,000.00. The Company believes the second lawsuit is without merit and has filed an answer denying all allegations. This lawsuit has been consolidated with the first lawsuit. The Company has also filed a motion to disqualify the Underwriter's legal counsel in the two lawsuits on the basis of a conflict of interest; that motion has been granted but is under appeal by the Underwriter.

         On January 9, 1997 the Company filed a complaint in U.S. Federal District Court, Central District of California against the Underwriter and Michael Levine and Alan Schumacher its principals, for damages under Section 10b, Rule 10b-5, and Section 201, all under the Securities Exchange Act of 1934, for violations of California state securities laws, breach of contract, breach of fiduciary duty and fraud and concealment. The complaint alleges that Defendants traded the Company's Common Stock on the basis of material, non-public information. The Defendants have not answered the complaint.

         The Company has been named in a respondent action for breach of contract and other business-related torts brought by Daisy Software, Inc. The Company filed a counter-claim alleging numerous business-related torts and seeking punitive damages. In October, 1996 an arbitrator with the American Arbitration Association who presided over the hearing awarded $140,000 to Daisy Software. This amount has been accrued as a liability in the July 31, 1996 financial statements. The Company intends to appeal this judgment.

         On October 29, 1996, Platinum Entertainment Partners, II, a Nevada general partnership, filed in Clark County, Nevada District Court a complain against the Company asserting three causes of action based on an alleged breach of contract. The complaint seeks unspecified damages, or specific performance in which the Company should provide 240,000 units of the Company's product. The Company intends to vigorously defend the allegations stated in the complaint, as it believes such allegations are without merit.

         See Note #13 in Notes to Consolidated Financial Statements. On March 4, 1997 a lawsuit was filed in the Orange County Superior Court of California by seven shareholders alleging the "issuance of false financial statements and other positive statements." The action seeks class action status for purchasers of the Company stock between December 11, 1995 and November 11, 1996. The complaint prays for relief as the court may deem just and proper. The Company intends to vigorously defend the allegations stated in the complaint, as it believes such allegations are without merit. As of March 12, 1997 the Company has not yet been served with this complaint.

                                                    MANAGEMENT

         The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors, executive officers and certain significant employees of the Company is as follows:

         Mar-Jeanne Tendler and Arthur Tendler are husband and wife. They founded the Company as a proprietorship in January 1991. In September 1991, they contributed their interests in the proprietorship to WIZ Technology, the Company's wholly owned California subsidiary ("WTI"). They have jointly owned and operated Surplus Computer Software and its predecessor, AT&T Liquidators, both located in Santa Ana, California, for more than five years. Surplus Computer Software is engaged in the business of purchasing and liquidating computer software and computer related products.

         Mar-Jeanne Tendler, age 48, has been Chairman, Chief Executive Officer and a Director of WTI since its incorporation in September 1991. She has been Chairman, Chief Executive Officer and Director of the Company since August 1992.

         Arthur S. Tendler, age 49, has been President, Chief Operating Officer and a Director of WTI since its incorporation in September 1991. He was Acting Chief Financial Officer of the Company from August, 1994 to July 1995 and has also been Acting Chief Financial Officer since March 1996. He has been President, Chief Operating Officer and a Director of the Company since August 1992 and was Chief Financial Officer of WTI from September 1991 to October 1993. He was Chief Financial Officer of WTI from September 1991 to October 1993.

         Bruce Gilgen, age 49, has been Executive Vice President and a Director of WTI since September 1991, and has held the same position in the Company since August 1992. He has been vice president of Surplus Computer Software, and its predecessor, AT&T Liquidators, since June 1989. Prior to that time he was Director of Loss Prevention for Gemco.

         Richard H. Nance, age 48, joined the Company as Chief Financial Officer in September, 1996. He has been involved in accounting, finance and banking for over twenty years. He has been senior vice president and executive vice president in state and nationally chartered banks and worked as a National Bank Examiner with the Comptroller of the Currency. For the three years prior to joining the Company he worked as a principal in Calspectre Management Consulting. From July, 1989 to October, 1993 he was chief financial officer of Mortgage BancFund, Inc., a mortgage banking operation in Irvine, CA. He holds a Bachelor of Business Administration in Banking and Finance from North Texas State University, and a Bachelor of Science in Accounting from Central State University of Oklahoma. He is a Certified Public Accountant and a member of the AICPA and the California Society of CPAs.

Executive Compensation

         The following table sets forth the cash compensation of the Company's executive officers and directors during each of the last three fiscal years. The remuneration described in the table does not include the cost to the

Company of benefits furnished to the named executive officers, including automobiles, premiums for health insurance and other benefits provided to such individuals that are extended in connection with the conduct of the Company's business. The value of such benefits cannot be precisely determined, but the executive officers named below did not receive other compensation in excess of the lesser of $50,000 or 10% of such officer's cash compensation.


                                            Summary Compensation Table

                       ANNUAL COMPENSATION                                        LONG TERM COMPENSATION
    Name and                                                   Other Annual        Awards       Payouts        All
    Principal Position      Year     Salary         Bonus      Compensation                                   Other
                                                                              RestrictedOptions/  LTIP
                                                                              Stock ($)SARs(#)   Payouts ($)


 Mar-Jeanne Tendler        1996     140,000   0              0                0       0         0          0


                           1995     140,000   0              0                0    100,000      0          0

                           1994     140,000   0              0                0    100,000      0          0

 Arthur Tendler            1996     140,000   0              0                0       0         0          0

                           1995     140,000   0              0                0    100,000      0          0

                           1994     140,000   0              0                0    100,000      0          0

 Bruce Gilgen              1996     100,000   0              0                0       0         0          0

                           1995     100,000   0              0                0    100,000      0          0

                           1994     100,000   0              0                0    100,000      0          0

 Gary Wolfe(1)             1996     100,000   0         80,000                0    100,000      0          0

(1) Gary Wolfe's contract also provides for commissions on sales of software and revenues derived from the licensing arrangement with DSR with minimum annual payments of $80,000. His contact was mutually terminated in January 1997. Directors receive no compensation to perform duties as directors.


Options Granted in Fiscal 1996:

                                                  Percentage
                                                   of Total
                             Options          Options Granted to           Exercise                Expiration
       Name                  Granted           Employees in 1996             Price                    Date

   Gary Wolfe, EVP  100,000               83%                      5.4375                          March, 2006


Aggregated Option Exercises and Fiscal Year-End Option Value Table:

                                                                                         Value of Unexercised
                                                          Number of Unexercised          In-the-Money Options
                                                          Options and Warrants             at July 31, 1996
                 Shares Acquired       Value
     Name          on Exercise       Realized       Exercisable      Non-Exercisable          Exercisable

Mar-Jeanne Tendler           -0-            -0-          300,000                 -0-              $  1,138,000
Arthur S. Tendler            -0-            -0-          300,000                 -0-                 1,138,000
Bruce Allen Gilgen        25,000         37,500          275,000                 -0-                 1,025,500
Gary Wolfe                   -0-            -0-          100,000                 -0-                    56,000



Employment Agreements

         The Company entered into three-year employment contracts with each of Messrs. Gilgen and Tendler and
Ms. Tendler commencing on August 1, 1993. These contracts were renewed for an additional year in August 1996.
The contracts provide for annual compensation of $140,000 each to Mr. Tendler and Ms. Tendler and $100,000 to Mr. Gilgen. The annual compensation is subject to annual increase by the Board of Directors and bonus based on profitability of the Company.

         The Company entered into a one year employment agreement with Billie Jolson on August 2, 1995 in connection with her employment as chief financial officer, at a salary of $85,000 per year plus a leased automobile, an annual bonus of up to $5,500, and a quarterly bonus payable in shares of common stock equal to 2% of the Company's quarterly net income from operations. Ms. Jolson resigned as chief financial officer in March 1996.

         On January 2, 1996, the Company's subsidiary Q & A Software Company (formerly (Q & A Sales and Marketing Inc.), entered into a three year employment agreement with Gary Wolfe requiring annual compensation of $180,000, plus a bonus of up to two thirds of salaried amounts if certain performance criteria are met. No bonuses were paid and this contract was mutually terminated in January 1997.

Stock Option Plan

         The Company adopted the 1992 Stock Option Plan (the "Plan") in August, 1992, and amended and restated the Plan to increase the number of authorized shares issuable thereunder from 500,000 shares to 800,000 shares in January, 1993, and amended the Plan in April 1996 to increase the number of shares issuable thereunder to 2,000,000. The Plan enables the Company to offer an incentive based compensation system to employees, officers and directors and to the principal employees of companies who perform consulting services to the Company provided such companies have a very limited number of employees.

         The Company may increase the number of shares authorized for issuance under the Plan or may make other material modifications to the Plan without shareholder approval. However, no amendment may change the existing rights of any option holder. The Plan as amended and restated was approved by the shareholders in January 1993.
The Company has registered the shares issuable pursuant to the Plan.

         Any shares which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option may again be used for awards under the Plan. However, shares with respect to which a stock appreciation right has been exercised may not again be made subject to an award.

         In the discretion of a committee comprised of non-employee directors (the "Committee"), directors, officers, and key employees of the Company and its subsidiaries or employees of companies with which the Company does business become participants in the Plan upon receiving grants in the form of stock options or restricted stock. The Board of Directors is currently acting as the Committee.

         The Board of Directors has adopted a policy of granting options to purchase 100,000 shares in each fiscal year to each founding member of the Board of Directors. In February, 1997 the Board awarded 500,000 options to each of Messrs. Gilgen, Tendler and Wolfe and Ms. Tendler at $1.50 per share, vesting 100,000 shares per year for five years, with 200,000 options vested as of February 1997 not under the Plan.

         The Board of Directors has adopted a policy to grant to each employee, on each February 2, a number of options derived by dividing 10% of the employees Form W-2 compensation for the prior calendar year by the option exercise price. This amount does not include an undeterminable amount of other options which may be granted to commissioned sales representatives. This policy may be changed at any time and no employee or prospective optionee is to have any rights to obtain options until such time as the options are actually granted. Pursuant to this policy the Company issued options for 28,121 shares to employees at $4.0625 per share on February 2, 1996 and options for 966,354 shares to employees at $.50 per share on February 2, 1997.

         Stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant. Restricted stock may not be granted under the Plan in connection with incentive stock options.

         Stock options may be exercised during a period of time fixed by the Committee except that no stock option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later. In the discretion of the Committee, payment of the purchase price for the shares of stock acquired through the exercise of a stock option may be made in cash, shares of the Company's Common Stock or by delivery or recourse promissory notes or a combination of notes, cash and shares of the Company's Common Stock or a combination thereof. Incentive stock options may only be issued to directors, officers and employees of the Company.

         Stock options granted under the Plan may include the right to acquire an Accelerated Ownership Non-Qualified Stock Option ("AO"). All options granted to date have included the "AO" feature. If an option grant contains the AO feature and if a participant pays all or part of the purchase price of the option with shares of the Company's Common Stock, then upon exercise of the option the participant is granted an AO to purchase, at the fair market value as of the date of the AO grant, the number of shares of Common Stock of the Company equal to the sum of the number of whole shares used by the participant in payment of the purchase price and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. An AO may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the option to which the AO is related. Under the Plan, "fair-market value" for purposes of replacement AO options will be the average of the closing bid and ask prices of the Common Stock if it is then publicly traded, or if not traded, the fair market value determined by the Board of Directors.

         Stock appreciation rights and/or restricted stock may be granted in conjunction with, or may be unrelated to stock options. A stock appreciation right entitles a participant to receive a payment, in cash or Common Stock or a combination thereof, in an amount equal to the excess of the fair market value of the stock at the time of exercise over the fair market value as of the date of grant. Stock appreciation rights may be exercised during a period of time which may be fixed by the Committee not to exceed ten years after the date of grant or three years after death or disability, whichever is later. Restricted stock requires the recipient to continue in service as an officer, director, employee or consultant for a fixed period of time, as may be determined by the Board of Directors, for ownership of the shares to vest. If restricted shares or stock appreciation rights are issued in tandem with options, the restricted stock or stock appreciation right is canceled upon exercise of the option and the option will likewise terminate upon vesting of the restricted shares.

         Upon the grant of an incentive stock option, the optionee will not recognize any taxable income and the Company will not be entitled to a tax deduction. Upon the exercise thereof while the optionee is employed by the Company or a subsidiary or within three months after termination of employment, the optionee will not recognize taxable income if certain holding period requirements under the Internal Revenue Code of 1996 are met; however, under certain circumstances, the excess of the fair market value of the shares of Common Stock acquired upon such exercise over the exercise price may be subject to the alternative minimum tax.

         If the shares of Common Stock acquired pursuant to the exercise of an incentive stock option are held for at least two years from the date of grant and at least one year from the date of exercise, the optionee's gain or loss upon a disposition of such shares of Common Stock will be a long-term capital gain or loss and the Company will not be entitled to any tax deduction. If such shares are disposed of prior to the expiration of these holding periods, the optionee will recognize ordinary income on certain amounts in excess of the option price and the Company will be entitled to a corresponding tax deduction.

         Upon the grant of a non-qualified option, the optionee will not recognize any taxable income. Upon the exercise thereof, the optionee will recognize taxable income in an amount equal to the difference between (i) the fair market value of the shares of Common Stock acquired upon such exercise, and
(ii) the exercise price. At that time, the Company will be entitled to a corresponding tax deduction.

         Upon a subsequent disposition of shares of Common Stock acquired upon the exercise of a non-qualified option, the optionee will recognize long-term or short-term capital gain or loss, depending on the holding period of such shares.

                                               CERTAIN TRANSACTIONS

         On July 31, 1992, Mar-Jeanne and Arthur Tendler, officers and directors, loaned $185,000 to the Company at 8% interest due August 1, 1993. In July 1993 the interest rate on the loan was increased to 10% and the maturity of the loan was extended so that $75,000 was due on or before December 31, 1993, and the remainder was due on July 31, 1994. The due date of the remainder of the loan payable to the Tendlers was extended to June 30, 1995. Interest of $17,618 and $15,869 accrued, respectively, in fiscal 1995 and 1994. The loan was repaid in July 1995 as described in the following paragraph.

         In June and July 1994 the Company loaned to Mar-Jeanne and Arthur Tendler $200,000 and to Bruce Gilgen loaned $32,988 at a rate of 5% per annum. $25,000 of Mr. Gilgen's debt is represented by a promissory note and the balance is additional borrowings and accrued interest. As of July 31, 1995, the amount owed by the Tendlers, including accrued interest, was $210,930. This loan was paid by the cancellation of debt owed by the Company described in the foregoing paragraph to the Tendlers in the amount of $182,741, and the payment by Mr. Tendler of $28,189 in cash for a total of $210,930 including interest. Mr. Gilgen's note is due June 5, 1996. [status]

         In fiscal 1995, the Company exchanged prepaid legal fees on behalf of Mar-Jeanne and Arthur Tendler in the amount of $69,596 and in return the Tendlers executed a promissory note in favor of the Company due July 31, 1996. This note is non-interest bearing. [status]

         In August 1992, the Company adopted the 1992 Stock Option Plan, under which plan three year non-qualified options to purchase 100,000 shares at $1.50 per share were granted to each of Mar-Jeanne Tendler, Arthur Tendler, and Bruce Gilgen. These options were extended until August 1997. In fiscal 1994, the Company granted, under the 1992 Stock Option Plan options, to purchase 100,000 shares at a price of $3.00 per share, to each of Mar-Jeanne Tendler, Art Tendler, and Bruce Gilgen. In each of fiscal 1995 and 1996, the Company granted, outside the 1992 Stock Option Plan, three-year options to each of these persons to purchase 100,000 shares at a price of $3.00 and $3.25 per share, respectively. Mr. Gilgen exercised 25,000 options at $1.50 per share during fiscal 1996. No other options have been exercised to date.

         On August 10, 1991, the parents of Mar-Jeanne Tendler, Gerson and Elaine Lacoff, loaned $15,000 to the Company with interest at 10% for working capital. At the option of the holder, accrued interest and principal are convertible into shares of Common Stock at a price of $1.50 per share. An additional $5,000 and $60,000 were loaned on October 24, 1992 and December 30, 1992 respectively on the same terms and the three loans are represented by a single promissory note payable on demand, with interest payments due on the first day of each calendar quarter. The Company issued 10,000 shares in connection with the making of these loans. Interest of $8,667 and $7,739 was incurred in the years ended July 31, 1995 and 1994, respectively. There are no other obligations under this agreement other than as set forth above.

         On April 1, 1994, the Company entered into a consulting agreement (the "Consulting Agreement") with Stuart Wertzberger, pursuant to which Mr. Wertzberger will be employed by the Company as a consultant at the rate of $4,000 per month for 25 months. Mr. Wertzberger will also receive, pursuant to a covenant not to compete for a term of 36 months described in the Consulting Agreement, 200,000 shares of the Company's Common Stock at the rate of 5,556 shares per month. In order to provide for the release of shares to Mr. Wertzberger, the Company and Mr. Wertzberger entered into a trust agreement, also dated April 1, 1994.

         Effective April 1, 1995, the Company entered into a two-part agreement with an unrelated third party to provide financial and investor relations advice to the Company in exchange for 75,000 shares of the Company's unregistered common stock. Due to the restrictions on the access and salability of the shares, the Company discounted the value of the shares by 30%. Under the first part of the agreement, 50,000 shares represented compensation for services to be rendered from April 1, 1995 to April 30, 1997. As of July 31, 1995, $66,150 of services not yet rendered was included in services receivable for common stock issued. Under the second part of the agreement, 25,000 shares represented consideration under a covenant not to compete for the three-year period ending March 31, 1997. Those shares will remain restricted until the end of the term. The covenant not to compete is being amortized using the straight-line method over the three-year term of the agreement. Amortization expense related to this covenant for the year ended July 31, 1995 was $4,375 and $58,332 in the six months ended January 31, 1996.

         On August 8, 1994, the Company loaned to James M. Duarte, legal counsel to the Company, $150,000 (the "Loan"), payable at a rate of $25,000 per month, with no interest, commencing 30 days from the date of registration with the Securities and Exchange Commission of Mr. Duarte's 186,364 shares of Common Stock, provided such registration occurred not later than October 31, 1994. As consideration for the Loan and subsequent loans in the amount of $175,000 for a total of $325,000, Mr. Duarte agreed to sell not more than 50,000 shares per month unless otherwise consented by the Company. Said limitation on the number of shares sold by Mr. Duarte was not to apply, however, if the price of the Company's Common Stock increased to $5.00 per share or decreased to $1.50 per share or if the stock was not registered and freely tradeable by October 31, 1994. The shares were not registered by October 31, 1994. The Loan was collateralized by Mr. Duarte's pledge of 100,000 shares of the Company and was repaid by December 1995 by an unrelated third party who acquired the shares from Mr. Duarte.

         The Company has a $100,000 certificate of deposit at El Dorado Bank (formerly Mariners Bank), which collaterlizes a personal obligation of Mar-Jeanne and Arthur Tendler. The outstanding balance of the loan at July 31, 1996 was $97,000. The underlying obligation is due in February 1997.

         Management believes the terms of the foregoing transactions were no less favorable to the Company than would have been obtained from independent third parties for similar transactions.

                                              PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 31, 1997, and as adjusted to reflect the sale by the Company and the Selling Stockholders of the shares of Common Stock offered hereby, by (i) each person known by the Company to beneficially own more that 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers and (iv) all directors and executive officers of the Company as a group:

Directors, Five Percent Stockholders,
Executive Officers Named in Summary                                                     Number of        Percent
Compensation Table and Directors and            Shares Beneficially                   Shares Being        After
Executive Officers as a Group(1)                       Owned             Percent         offered        Offering

Mar-Jeanne Tendler                               2,078,000(3)(4)           21.1%                          21.1%
32951 Calle Perfecto
San Juan Capistrano, CA 92675

Arthur S. Tendler                                   1,972,800(3)           20.0%                          20.0%
32951 Calle Perfecto
San Juan Capistrano, CA 92675

Bruce Allen Gilgen                                  1,665,000(3)           17.0%                          17.0%
32951 Calle Perfecto
San Juan Capistrano, CA 92675

Willie Woods                                        1,099,201(5)           11.1%        1,099,201            --
Digital Systems Research, Inc.
4301 North Fairfax Drive
Suite 725
Arlington, Virginia  22203



Richard H. Nance                                       20,000(7)               *                              *
32951 Calle Perfecto
San Juan Capistrano, CA 92675

Gerson Lacoff, Trustee                              1,053,000(6)           11.6%                          11.0%
The Red-Net Trust
32951 Calle Perfecto
San Juan Capistrano, CA 92675

All officers and directors
as a group (5 persons)                     5,735,800(2)(3)(4)(7)            58.1%                         58.1%

*less than 1%

(1)      The address of each individual is 32951 Calle Perfecto,
San Juan Capistrano, California  92675, unless
         otherwise noted.
(2)      Unless  otherwise  indicated,  the persons named in the table have sole
         voting  and  sole   investment   power  with   respect  to  all  shares
         beneficially   owned,   subject  to  community   property   laws  where
         applicable.
(3) Included 800,000 shares of Common Stock issuable upon exercise of options held by each of Mar-Jeanne and Arthur Tendler and Mr. Gilgen. Mar-Jeanne and Arthur Tendler, husband and wife, disclaim beneficial ownership of the shares held by the other.
(4) Includes 13,000 shares held by Mar-Jeanne Tendler as trustee for minor relatives.
(5) Includes 891,717 shares issuable upon conversion of 891,717 shares of Series B Preferred Stock owned by
         DSR. Mr. Woods is the controlling shareholder of DSR and is deemed to beneficially owned all of the shares of common stock owned by DSR.
(6) Includes 1,000,000 shares held by a family trust of which Gerson Lacoff is trustee.
(7) Includes 20,000 shares issuable upon exercise of stock options held by Mr. Nance.

                                               SELLING STOCKHOLDERS

         The  shares of  Common  Stock of the  Company  offered  by the  Selling
Stockholders (the "Shares") will be offered at market prices, as reflected on the Electronic Bulletin Board or on any other market on which the Common Stock is then traded. The Shares are being offered by 17 persons. It is anticipated that registered broker-dealers will be allowed the commissions which are usual and customary in open market transactions. Each purchaser was required to represent, warrant, agree and acknowledge that he or she had been provided with information regarding the Company, the risks of an investment, that the shares were not registered and must be held for an indefinite period of time unless registered, and that a legend would be placed on the certificate representing the Shares. The Shares are being offered pursuant to the right of these persons, or as set forth in the subscription agreement or other agreement, to demand registration of their shares.

         The following table lists the Selling Stockholders, the position, office or other material relationship with the Company (or such person's spouse), if any, for all officers, the number of Shares offered by each and the percentage of shares held before and after the offering. None of the Selling Stockholders have any material relationship to the Company, except as noted below. The Selling Stockholders intend to sell all of the shares owned by each of them. Each Selling Stockholder will be required to deliver a current prospectus at the time of sale of his or her own shares.

                                                              Percentage
                                                               Ownership           Shares            Percentage
                                              Shares            Before             Offered           Held After
       Name                                    Held            Offering           For Sale            Offering



Q & A Shareholders
   Digital Systems Research, Inc.(1)         1,099,201              11.1%          1,099,201                   -
   Gary Wolfe, employee(2)                     346,623               4.0%            346,623                   -
   Walter Dreschler, employee(3)                 6,040                  *              6,040                   -
   Sheena Warner, employee(4)                   23,962                  *             23,962                   -
   Gary Sousa, employee(5)                      24,160                  *             24,160                   -
Convertible Noteholders
   Sanforf I. Feld(6)                          164,166               1.0%            164,166                   -
   Alan D. Zelinsky(6)                         164,166               1.0%            164,166                   -
Series C Convertible Preferred Stockholders
   Gregory M. Spirdis(7)                       128,275               1.0%            128,275                   -
   Franklin H. Spirn, M.D.(7)                  128,275               1.0%            128,275                   -
7% Convertible Debenture holder(8)
   Cameron Capital, Inc.                       609,756               6.3%            609,718                   -
AIM Software, Inc.                              30,000                  *             30,000                   -
Elaine & Gerson Lacoff(9)                    1,053,000              11.6%             53,333               11.0%
Underwriter's Warrants
   Allan M. Levine(10)                          91,000                1.0             91,000                   -
   Michael Shumacher(10)                        91,000                1.0             91,000                   -
1996 Placement Warrants
   DJ Ltd.                                      78,750                  *             78,750                   _
   Cameron Capital Management, Ltd.             33,750                  *             33,750                   _

*        Less than 1%
(1) Includes 891,717 shares issuable upon conversion of 891,717 shares of Series B Preferred Stock. Willie Woods, a former director of the Company, is the controlling officer and shareholder of Digital Systems Research, Inc.
(2) Includes 281,194 shares issuable upon conversion of 281,194 shares of Series B Preferred Stock. (3) Includes 3,020 shares issuable upon conversion of 3,020 shares of Series B Preferred Stock. (4) Includes 11,981 shares issuable upon conversion of 11,981 shares of Series B Preferred Stock.

(5) Includes 12,080 shares issuable upon conversion of 12,080 shares of Series B Preferred Stock.
(6) Includes 104,166 shares issuable upon conversion of $125,000 in convertible promissory notes and 60,000 shares issuable upon exercise of options at $2.00 per share.
(7) Includes an estimated 128,275 shares issuable upon conversion of 128,275 shares of Series C Convertible Preferred Stock held by each person at the lower of 80% of the closing sale price of the Common Stock on the date of conversion or $1.00.
(8) Includes 609,750 shares estimated to be issuable based upon the conversion terms of the Debentures, which is the lower of $3.85 or 82% of the closing bid price over the five days preceding the date of conversion.
(9) Includes 10,000 shares issued to Mr. and Mrs. Lacoff as a consideration for a loan fee earned in December
         1992 and 53,333 shares issuable upon conversion of the total amount of $80,000 of these loans from the Lacoffs to the Company.
(10) Includes shares issuable upon exercise of Underwriter's Warrants issued in connection with the Company's 1994 public offering.
(11) Includes shares issuable upon exercise of Warrants at $5.00 per share, issued in connection with the
         Company's 7% Debentures.

                                             DESCRIPTION OF SECURITIES
Common Stock

         The Company's Articles of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $.001 par value per share, of which 9,045,035 shares were outstanding as of January 31, 1997. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. There are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

         The transfer agent for the Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue,
Glendale, California 91204-2991.

Preferred Stock

         The Company's Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $.001 par value, of which 800 shares of Series A Convertible Preferred Stock, 1,200,000 shares of Series B Convertible Preferred Stock, and 256,550 shares of Series C Preferred Stock are outstanding. The Company currently has no plans to issue any additional preferred stock. The Company's Board of Directors has authority, without action by the shareholders, to issue all or any portion of the authorized but unissued preferred stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation, conversion rights, and other rights of such series. The preferred stock, if and when issued, may carry rights superior to those of Common Stock, however, no preferred stock may be issued with rights equal or senior to the preferred stock without the consent of a majority of the holders of preferred stock.

         The Company considers it desirable to have preferred stock available to provide increased flexibility in structuring possible future acquisitions and financings and in meeting corporate needs which may arise. If opportunities arise that would make desirable the issuance of preferred stock through either public offering or private placements, the provisions for preferred stock in the Company's Articles of Incorporation would avoid the possible delay and expense of a shareholder's meeting, except as may be required by law or regulatory authorities. Issuance of the preferred stock could result, however, in a series of securities outstanding that will have certain preferences with respect to dividends and liquidation over the Common Stock which would result in dilution of the income per share and net book value of the Common Stock. Issuance of additional Common Stock pursuant to any conversion right which may be attached to the terms of any series of preferred stock may also result in dilution of the net income per share and the net book value of the Common Stock. The specific terms of any series of preferred stock will depend primarily on market conditions, terms of a proposed acquisition or financing, and other factors existing at the time of issuance. Therefore, it is not possible at this time to determine in what respect a particular series of preferred stock will be superior to the Company's Common Stock or any other series of preferred stock which the Company may issue. The Board of Directors does not have any specific plan for the issuance of preferred stock at the present time and does not intend to issue any preferred stock, except on terms which it deems to be in the best interest of the Company and its shareholders.

         The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of Nevada law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. While such provisions are intended to enable the Board of Directors to maximize stockholder value, they may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. There is no assurance that such provisions will not have an adverse effect on the market value of the Company's stock in the future.

                                                   LEGAL MATTERS

         The legality of the Shares offered hereby will be passed upon for the Company by Hand & Hand, Dana Point, California.

                                                      EXPERTS

         The statements of income, stockholders' equity and cash flows for the year ended July 31, 1995 included in this Prospectus and the related Registration Statement, have been so included in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

         The consolidated balance sheet as of July 31, 1996 and statements of income, stockholders' equity and cash flows of the Company for the year ended July 31, 1996, included in this Prospectus and in the related Registration Statement, have been audited by Cacciamatta Accountancy Corporation, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARY
                                                    ----------




                            REPORT ON AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                              As Of July 31, 1996 And
                                    For The Years Ended July 31, 1996 And 1995
                                                    ----------

                              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                                    ----------



To the Stockholders and
    Board of Directors of
    WIZ Technology, Inc.

We have audited the accompanying consolidated balance sheet of WIZ Technology, Inc. and Subsidiaries as of July 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WIZ Technology, Inc. and Subsidiaries as of July 31, 1996, and the results of their consolidated operations and their consolidated cash flows for the year then ended, in conformity with generally accepted accounting principles.






Cacciamatta Accountancy Corporation
Irvine, California
January 28, 1997

            REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and Board of Directors of WIZ Technology, Inc. and Subsidiary


We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows for the year ended July 31, 1995 of WIZ Technology, Inc. and Subsidiary. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of WIZ Technology, Inc. and Subsidiary for the year ended July 31, 1995 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.
Newport Beach, California
November 8, 1995




                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                              CONSOLIDATED BALANCE SHEET
                                                 As Of July 31, 1996
                                                      ----------
----------------------------------------------------------------------------------------------------------------------------

                                                       A S S E T S


Current assets:
   Cash and cash equivalents                                                                                    $  450,971
   Accounts receivable, net of allowance for doubtful accounts of $ 607,653                                      1,903,999
   Notes receivable                                                                                               127,415
   Notes receivable from stockholders                                                                              103,596
   Prepaid expenses and other current assets                                                                       505,681
   Inventories                                                                                                     998,814
   Employee advances                                                                                                48,909


              Total current assets                                                                               4,139,385



Property and equipment, net                                                                                        874,701

License agreement, net of accumulated amortization of $ 131,247                                                  3,368,753

Software development costs                                                                                         199,181

Certificate of deposit                                                                                             100,000

Covenants not to compete, net of accumulated amortization of $ 352,161                                             637,214
Other assets                                                                                                       204,969

             Total assets                                                                                      $9,524,203


                                          LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Obligations under capital leases, current                                                                      $101,109
   Accounts payable                                                                                              1,443,558

   Accrued expenses                                                                                                463,084

   Accrued salaries and wages                                                                                      257,770
    Notes payable                                                                                                  500,000
    Accrued settlement expense                                                                                     140,000
   Convertible debt to related party                                                                                80,000
              Total current liabilities                                                                          2,985,521



Obligations under capital leases, noncurrent                                                                       216,719
              Total liabilities                                                                                  3,202,240

Commitments and contingencies




Stockholders' equity:
    Preferred stock, $.001 par value, 10,000,000 shares authorized
         Series A, 1,050 shares issued and outstanding                                                                  1
          Series B, 1,200,000 shares issued and outstanding                                                          1,200


   Common stock, $.001 par value, 50,000,000 shares authorized, 8,935,581 shares
            issued and outstanding                                                                                   8,936
    Additional paid-in capital-preferred                                                                         3,762,799

   Additional paid-in capital-common                                                                             8,671,553

   Services receivable for common stock issued                                                                    (28,350)

    Note receivable from stockholder                                                                             (157,500)

   Accumulated deficit                                                                                         (5,936,676)




              Total stockholders' equity
                                                                                                                 6,321,963

                     Total liabilities and stockholders' equity                                                 $9,524,203


The accompanying notes are an integral part of these financial statements.



                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES

                                        CONSOLIDATED  STATEMENTS  OF  OPERATIONS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


--------------------------------------------------------------------------------------------------------------------------------
                                                                                              1996                1995
                                                                                              ----                ----




Net revenues                                                                                  $7,056,626        $        $3,680,634




Costs and expenses:
   Cost of revenues                                                                             5,539,431                 1,932,746

   Selling, general and administrative expenses                                                 4,381,249                 2,387,436

   Research and development                                                                     ---                    29,342



                 Total costs and expenses                                                       9,920,680              4,349,524



                 Loss from operations
                                                                                              (2,864,054)             (668,890)
-
Nonoperating expenses (income):
   Interest income                                                                                (68,970)            (74,792)


   Interest expense                                                                                129,553             41,160

   Other                                                                                           202,100            (73,347)


                 Total nonoperating expenses (income)                                             262,683            (106,979)




                 Loss before provision for income taxes                                         (3,126,737)         (561,911)



Provision for income taxes                                                                            800               800





                 Net loss                                                                      ($3,127,537)          ($562,711)

Net loss per share
                                                                                                    ($0.37)            ($0.07)


Weighted average number of common shares outstanding                                              8,352,183         7,944,034


The accompanying notes are an integral part of these financial statements.


                                                        F-8

                                                    WIZ TECHNOLOGY, INC. AND SUBSIDIARY

                                              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                For The Years Ended July 31, 1996 and 1995

                                                                                               Note
                                                                       Addi-                  Receiv-    Note
                                                                       tional      Addi-       able     Receiv-
                                                                       Paid-in    tional       For      able                Total
                     Series A       Series B                           Capital    Paid-in     Common     From     Accum-    Stock-
                  Preferred Stock Preferred Stock   Common Stock        Pre-      Capital      Stock    Stock-    ulated   holders'
                 Shares  Amount   Shares  Amount   Shares Amount        ferred    Common       Issued    holder    Deficit   Equity


Balances at
July 31,1994                                     7,851,768  $   7,852          $5,359,715 $ (73,962)$(150,000)$(2,246,428)$2,897,177

Stock issued
  for services
rendered                                            30,034         30              94,240                                     94,270
Stock issued
  for services
to be rendered                                     109,432        109             233,641  (233,750)
Stock issued
  for covenant
not to compete                                      25,000         25              39,350                                     39,375
Stock issued
  for exercise
of options                                           2,555          3               4,606                                      4,609
Stock issued
  to employees
for bonuses                                          1,740          2               5,129                                      5,131
Services rendered
  for stock
  previously
issued                                                                                      106,716                          106,716
Reclassification
  of services and
  notes receivables
from stockholders                                                                            69,596   150,000                219,596
Net loss                                                                                                          (562,711)(562,711)


Balances at
July 31, 1995                                    8,020,529  $   8,021            5,736,681 (131,400)            (2,809,139)2,804,163

Stock issued
  for services
rendered                                            88,199         88             415,124                                    415,212
Services
  rendered for
  stock previously
issued                                                                                      103,050                          103,050
Note receivable
from stockholder                                    45,000         45             157,455            (157,500)
Stock issued
  in private
  offering -less
issuance cost   2,000 $      2                                        $1,799,998                                           1,800,000
Conversion of
  preferred stock
to common stock  (950)       (1)                    299,564        300  (854,999)   854,700
Record charge
on cheap options                                                                    169,081                                  169,081
Exercise of
stock options                                        99,018         99              244,906                                  245,005




Stock issued
  for purchase
of Q&A                          1,200,000  1,200     299,994        300 2,817,800   779,700                                3,599,000
Stock issued
  for legal
settlement                                            10,000         10              41,240                                   41,250
Stock issued
  to employees
for bonuses                                            4,602          4              29,042                                   29,046
Exercise of
warrants                                              68,675         69             243,624                                  243,693
Net loss                                                                                                      (3,127,537)(3,127,537)



Balances at
July 31, 1996  1,050  $      1  1,200,000  $  1,200 8,935,581 $   8,936 $3,762,799 $8,671,553$(28,350)$(157,500)(5,936,676)6,321,963




The accompanying notes are an integral part of these financial statements.


                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                        CONSOLIDATED  STATEMENTS  OF CASH  FLOWS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


-----------------------------------------------------------------------------------------------------------------------------

                                                                                                                     1995
                                                                                       1996

Cash flows from operating activities:
   Net loss                                                                                ($3,127,537)          ($562,711)
   Adjustments to reconcile net loss to net cash used by operating activities:

     Depreciation and amortization                                                              513,061             278,522
     Amortization of capitalized software development costs                                     260,909              19,727
    Write off of software development costs                                                     558,808               -----

     Provision for allowance for doubtful accounts, sales returns and discounts                 526,700             125,652

     Provision for allowance for slow-moving inventory                                          418,021              50,000

  Loss on disposal of property and equipment                                                     89,954               -----
  Stock issued for services rendered                                                            415,212              94,270
      Stock issued for bonuses                                                                   29,046
                                                                                                                      5,131
      Charge to adjust for stock options issued below market value                              169,081               -----

        Stock issued in settlement of a lawsuit                                                  41,250               -----

     Services rendered for stock previously issued                                              103,050             106,716
        Changes in operating assets and liabilities:

           Accounts receivable                                                              (1,001,299)         (1,076,203)


       Inventories                                                                             (19,131)           (566,770)

      Prepaid expenses and other assets                                                      (436,088)            (21,135)

       Accounts payable                                                                       (462,680)             380,537

       Accrued expenses                                                                         371,132            (42,453)

       Accrued salaries and wages                                                                54,983             (2,839)

       Accrued interest to stockholders                                                        -----                 6,447
                                                                                        ---------------     --------------
                  Net cash used by operating activities                                     (1,495,528)         (1,205,109)
                                                                                            -----------          ---------



Cash flows from investing activities:

   Proceeds from sales of available-for-sale securities                                           -----             908,183

   Purchases of property and equipment, net                                                   (260,715)           (305,546)

   Proceeds from settlement of stockholder notes, net                                        -----                   28,189

   Increase in notes receivable                                                               (127,415)         -----

   Collections on notes receivable from stockholders, net                                       325,135           (325,000)
   Collections on note receivable                                                                26,129
                                                                                                                      2,640

   Increase in employee advances                                                               (41,294)
                                                                                                                    (7,615)
   Increase in other assets                                                                   (171,477)               4,289

   Capitalized software development costs                                                     (621,143)           (417,482)
                                                                                              ---------           ---------
                  Net cash used by investing activities                                       (870,780)           (112,342)
                                                                                              ---------           ---------




Cash flows from financing activities:
   Proceeds from issuance of Series A Convertible Preferred stock, net                        1,800,000               -----
   Proceeds from exercise of common stock options and warrants                                  488,698               4,609

   Principal payments on obligations under capital leases                                      (73,413)            (29,499)

Proceeds from notes payable                                                                    500,000           -----
                                                                                             ----------     ----------



                  Net cash provided (used) by financing activities                            2,715,285            (24,890)
                                                                                              ---------            --------




                  Net increase (decrease) in cash and cash equivalents                          348,977         (1,342,341)


Cash and cash equivalents at beginning of year                                                  101,994           1,444,335
                                                                                               --------           ---------

Cash and cash equivalents at end of year                                                       $450,971           $101,994
                                                                                              =========           ========



Continued

The accompanying notes are an integral part of these financial statements.



                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                   CONSOLIDATED   STATEMENTS   OF  CASH   FLOWS,
                                      Continued  For The  Years  Ended  July 31,
                                      1996 And 1995
                                                      ----------

Supplemental disclosure of cash flow information:

   Cash paid during the year for:

     Interest                                                                           $    55,388              $40,493

     Income taxes                                                                       $       -----             $1,600

                            During 1996,  the Company  completed  the  following
transactions:

+ Issuance of 299,994 shares of Common Stock and 1,200,000 shares of Series B Convertible Preferred Stock in exchange for the net assets of Q & A Sales & Marketing, Inc.


+                Conversion of 950 shares of Series A Convertible
Preferred Stock at a value of $855,000 for 299,564 shares of Common Stock.


+ Issuance of 45,000 shares of Common Stock with a value of $157,500 in exchange for a note receivable.


+                    Issuance of 92,801 shares of Common Stock with a value of
            $444,258 in exchange for services.


+                         Automobiles valued at $141,535 received in exchange
      for capital lease obligations.


+                 Issuance of 10,000 shares of Common Stock with a value of
   $41,250 in settlement of a legal matter.

The accompanying notes are an integral part of these financial statements.

                         A charge of $169,081 to adjust for stock options issued
below market value.


                            During 1995,  the Company  completed  the  following
transactions:


+ Issued 109,432 shares of common stock with a value of $233,750 for services to be rendered.


+ Issued 25,000 shares of common stock with a value of $39,375 for a covenant not to compete.



+             Exchanged $69,596 of services receivable for common stock for a note receivable from an officer.

+             Acquired property and equipment with a value of $141,335 through the issuance of long-term debt.

The accompanying notes are an integral part of these financial statements.

                                          WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------



1.       Summary Of Significant Accounting Policies:


         Principles Of Consolidation:


         The consolidated financial statements include the accounts of WIZ Technology, Inc. and its wholly-owned subsidiaries, Wiz Technology, Inc. (a California corporation), Q & A Software Company and CAPOTEC Intranet Business Solutions ("CAPOTEC"). (collectively, the "Company"). Intercompany balances and transactions have been eliminated in consolidation. The Company develops and markets low cost computer software, including licensed commercial software and "shareware." In April 1996, CAPOTEC was established to conduct intranet system marketing and sales.


         Effective March 8, 1996, the Company acquired all of the net assets of Q & A Sales & Marketing ("Q & A") by the merger of Q & A into a newly formed Nevada subsidiary of the Company. In connection with the merger, Q & A's name was changed to Q & A Software Company. The Company issued 1,200,000 shares of Series B Convertible Stock and 299,994 shares of Common Stock in exchange for all of the net assets of Q & A. The acquisition was accounted for as a purchase.


         The purchase price related to the Q & A acquisition is as follows:


                           Issuance of stock                          $3,599,000
                           Liabilities assumed                         1,402,627


                                                                     $5,001,627


         The purchase price was allocated to the assets approximately as follows:

                           Cash                                $    ---
                           Trade accounts receivable               350,000
                           Inventory                               450,000
                           Property and equipment                  100,000
                           License agreement                     3,500,000
                           Covenant not to compete                 600,000





















                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995




1.                       Summary Of Significant Accounting Policies, Continued


         Principles Of Consolidation, Continued


         The Company has consolidated the results of Q & A since the effective date of the merger.

         The license agreement acquired in this transaction provides the Company the worldwide, exclusive rights to sell intranet systems to the public at large or to retailers, wholesalers, distributors or original equipment manufacturers. These systems are based on internet technology and use a relational database to create dynamic and interactive home pages and numerous other applications.

         The covenant not to compete acquired in this transaction restricts the former parent of Q & A and two of its officers from competing with the business of developing, marketing and selling boxed software, CD-Rom software or budget consumer software to consumers throughout the world at manufacturer's suggested retail prices of less than $50 per unit. This covenant became effective on the date of the merger and continues for a period of five years.

         The following unaudited pro forma consolidated results of operations of the Company for the years ended July 31, 1996 and 1995 assume that the acquisition of Q & A occurred on August 1, 1994. The pro forma results presented below are not necessarily indicative of the actual results of operations had Q & A been acquired as of the earlier date, nor are they necessarily indicative of future results of operations.



                                                     1996              1995
                                                  (unaudited)       (unaudited)
                           Revenues               $7,705,495        $6,893,000
                           Net loss               (3,291,262)       (1,105,000)
                           Net loss per common share    (.37)        (.13)

                                          WIZ TECHNOLOGY , INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                      For The Years Ended July 31, 1996 And 1995


1.                        Summary Of Significant Accounting Policies, Continued


         Revenue Recognition:


         Revenues  and costs of revenues  for  computer  software  products  are recognized at the time of product shipment. Revenues for intranet system sales are recognized when all obligations under the related contracts have been performed by the Company and collections of related receivable are reasonably assured. Provisions are recorded for estimated future product returns and for advertising and other allowances.


         Cash And Cash Equivalents:


         The Company considers all highly liquid investments with a maturity at acquisition of 90 days or less to be cash equivalents.

         Inventories:


         Inventories are stated at the lower of cost or market. Cost is determined under the first-in, first-out method. Periodically, the Company analyzes its inventories, based on historical and projected usage, and provides reserves for obsolete, slow-moving or otherwise nonsalable inventories.


         Property And Equipment:


         Property and equipment, including certain assets under capital lease, are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets or over the lesser of the term of the lease or the estimated useful life for leasehold improvements and assets under capital leases.

         The estimated useful lives are:


                           Equipment                 5 years
                           Automobiles               3-5 years
                           Furniture and fixtures  5-7 years
                           Leasehold improvements
                                           Lesser of useful life or lease term
                           Displays                  1-3 years


          Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization, and any resulting gain or loss is included in operations.






                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


1.        Summary Of Significant Accounting Policies, Continued


         License Agreement:


         License agreement is stated at a value independently determined by a third party evaluator and is amortized using the straight-line method over a ten year period. Amortization expense for the year ended July 31, 1996 was $131,247. The Company will periodically evaluate the recoverability of this license agreement by comparing the carrying value to estimated cash flows from the license agreement.


         Covenants Not To Compete:

         Covenants not to compete are stated at cost and are amortized using the straight-line method over the terms of the related agreements. Amortization expense for the years ended July 31, 1996 and 1995 was $172,789 and $121,039, respectively.

         Software Development Costs:


         The Company capitalizes internal software development costs in accordance with Statement of Financial Accounting Standards No. 86. The capitalization of these costs begins when a product's technological feasibility has been established and ends when the product is available for general release to customers. The Company uses the working model approach to establish technological feasibility. Amortization is computed on an individual product group basis and is the greater of:
         (a) the ratio of current gross revenues for a product group to the total current and anticipated future gross revenues for the product, or
         (b) the straight-line method over the estimated economic life of the product. Currently, the Company is using an estimated economic life of three years for all capitalized software costs. Amortization expense was $260,909 and $19,727 for the years ended July 31, 1996 and 1995, respectively. During the fourth quarter of 1996, the Company chose to discontinue several products as a result of its strategic redirection due to the merger with Q & A. As a result, software development costs of $558,808 were written off through a charge to cost of revenues.


         Research And Development Costs:


         Research and development costs are charged to operations as incurred.

                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES

                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


1.       Summary Of Significant Accounting Policies, Continued


         Income Taxes:


         The Company follows the Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"). Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.


         Fair Value of Financial Instruments:


         Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. At July 31, 1996 management believes that the carrying amounts of cash, certificate of deposits, notes and accounts receivable, accounts payable and other current liabilities, approximate fair value because of the short maturity of these financial instruments.


         Use of Estimates:


         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those
         estimates.


         New Accounting Pronouncement:


         The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, which requires the determination and disclosure of compensation costs implicit in stock option grants or other stock rights. The Company was required to adopt certain provisions of this standard for nonemployee transactions entered into after December 15, 1995.





                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


1.       Summary Of Significant Accounting Policies, Continued

         New Accounting Pronouncement: continued


         The Company has adopted the required provisions during fiscal 1996 for all nonemployee transactions occurring after December 15, 1995. The remaining provisions must be adopted in fiscal 1997. Under the employee transaction provisions, companies are encouraged, but not required, to adopt the fair value of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion No. 25 (APB
         25), Accounting for Stock Issued to Employees, but would be required to disclose, in a note to the financial statements, pro forma net earnings and, if presented, earnings per share as if the Company had adopted SFAS No. 123. The Company will continue to account for employee stock-based compensation under APB No. 25.


2.       Concentration Of Credit Risk And Significant Customers:

         The Company has cash deposits at financial institutions in amounts in excess of federally-insured limits. The Company believes that credit risk related to its cash deposits is limited due to the quality of the institutions and the Company's policy which limits credit exposure to any one financial institution.

         The Company's customers are located in several geographic markets, primarily in the United States and Canada. Short-term unsecured credit is granted to its customers, substantially all of whom are engaged in business activity within the retail distribution industry. Net revenues by geographic markets for the years ended July 31, 1996 and 1995 are as follows:
                                                                 1996      1995


         United States                                           74%        72%
         Canada                                                   9%        15%
         Australia                                               10%
         Other                                                    7%        13%



                                                                100%       100%


         Net accounts receivable by geographic markets as of July 31, 1996 are as follows:


         United States                                                      68%
         Canada                                                             17%
         Australia                                                          14%
         Others                                                              1%
                                                                         ------
                                                                           100%




                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995




2.       Concentration Of Credit Risk And Significant Customers:  continued






         As of July 31, 1996, four customers had balances each representing 10% or more of total net accounts receivable, with the sum of these four customers representing approximately 80% of total net accounts receivable.


         During the year ended July 31, 1995, six of the Company's customers accounted for 47.2% of total net revenues. One customer represented 14% of total net revenues for the year ended July 31, 1996. No other customers represented 10% or more of total net revenues for the years ended July 31, 1996 and 1995.

3.       Notes Receivable:

         At July 31, 1996, the Company had 6 notes receivable totaling $127,415 from an individual. The notes are non interest bearing, and are due and payable within 30 days of the issuance of the Company's stock as payment for software design services.

4.       Prepaid Expenses And Other Assets:


         Prepaid expenses and other assets consists of the following at July 31, 1996:


-------------------------------------------------------------------------------
Advance royalties                                                      $110,831

------------------------------------------------------------------------------
-------------------------------------------------------------------------------
Prepaid advertising                                                      75,000

Prepaid shelfspace                                                      144,000

Advanced commissions                                                     40,000

Legal retainers                                                          40,000

Other                                                                    95,850



                                                                       $505,681

5.       Inventories:

         Inventories consist of the following at July 31, 1996:



Raw materials                                                           $566,510
Finished goods                                                           910,325
                                                                       1,476,835

Allowance for obsolescence                                             (478,021)


                                                                        $998,814






                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


6.       Property And Equipment:


         Property and equipment consists of the following at July 31, 1996:



         Equipment                                                      $571,663

Automobiles                                                              329,220

Furniture and fixtures                                                    66,236


Leasehold improvements                                                    37,267

Displays                                                                 342,599
                                                                       1,346,985

     Less, Accumulated depreciation and                                (472,284)
amortization


                                                                        $874,701



         Certain   equipment  and  automobiles  under  capital  leases  totaling
         $441,120 with related amortization of $116,413 are included in property and equipment as of July 31, 1996.


         Depreciation and amortization for the years ended July 31, 1996 and 1995 was $243,348 and $157,483, respectively.


7.       Certificate Of Deposit:


         The Company maintains a $100,000 certificate of deposit which is collateral for a personal obligation of two officers which is due in February 1997.


8.       Notes Payable:

         At July 31, 1996, the Company had four convertible notes payable of $125,000 each payable to four individuals. The notes provide for interest payable on a quarterly basis at Bank of America's prime lending rate plus 2% (10.25% at July 31,1996). These notes, due and payable on August 22, 1996, are in default and are in the process of being renegotiated. With each note, warrants to purchase 30,000 shares of common stock were granted to each note holder at an exercise price of $2.50 per share. These warrants expire in August, 2000. The Company charged interest expense for the difference between the fair value of its common stock (less a discount of 25%) on the date of grant and the exercise price. The total of this charge for the year ended July 31, 1996 was $67,081.

                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------




9.       Stockholders' Equity:


         Preferred Stock:


Series A Convertible Preferred Stock- In November 1995, the Company issued 2,000 shares of Series A Convertible Preferred Stock ("Series A Preferred") for
$2,000,000,              net of
$200,000 for an aggregate of $1,800,000.  During 1996, 950 shares of Series A
       Preferred
were converted into 299,564 shares of common stock. In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or
 involuntary, the Series A Preferred   carries a
preference of $1,000 per share.  Each share of Series          A Preferred is
convertible, at the option of its holder, into the number of common  shares at the initial
conversion rate, subject to certain adjustments in the event of
             reclassification,   exchange
or substitution of shares or reorganization, merger,
consolidation or sale of assets.  The initial conversion rate is the number of
shares of            common
stock equal to $1,000 divided by the lower of 80% of the market price or
                  $3.4375.
The Series A Preferred carries no voting rights and is not redeemable.  The holders
are entitled to dividends when and as declared by the Board of Directors at the rate of
$80 per year, payable semi-annually.  No dividends were declared during the year
ended July 31,1996. In conjunction with the issuance of Series A Preferred, warrants to purchase 100,000 shares of the Company's Common Stock were issued at an
exercise price of $3.4375 per share and another 25,000 warrants were issued at
an       exercise
price of $4.00 per share.  These warrants expire on November 1, 2000.

         Series B Convertible Preferred Stock - In connection with the acquisition of Q & A, the
Company issued 1,200,000 shares of Series B Convertible Preferred Stock
 ("Series B
Preferred").  In the event of any liquidation, dissolution or winding up of the
Company,           whether
voluntary or involuntary, the Series B Preferred carries a preference of $1.00
 per share.  Each   share of
Series B Preferred is convertible, at the option of the holder
,               into one share of     common
stock according to an established timetable until May 1998.
   Each holder of   Series B
Preferred is entitled to cast the number of votes as if the
             Series B Preferred   had been
converted to common shares. The holders are entitled to receive dividends, when and as declared by the Board of Directors.



         No dividends were declared during the year ended July 31, 1996. As long as at least 100,000 shares of Series B Preferred are outstanding or until March 15, 1999, the holders of Series B Preferred have the right to purchase antidilution shares of common stock in the event of a "trigger event", as defined, at the same price as such shares are offered in the trigger event.








                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


9.       Stockholders' Equity: Continued

         Common Stock:


         During the year ended July 31, 1995, the Company issued 30,034 shares of common stock for professional services provided to the Company. The stock was issued at prices ranging from $2.50 to $3.50 per share, which approximated fair market value on the dates of issuance.


         During the year ended July 31, 1995, the Company issued 109,432 shares of its common stock, 100,000 of which were unregistered shares, for professional services to be rendered under various consulting agreements (see Note 13). The registered shares were issued at their approximate fair market value on the dates of issuance. The unregistered shares were discounted 30% due to the shares being subject to future registration. Total services rendered under all stock-for-services agreements during the year ended July 31, 1995 was $106,716 and was charged to operations. The remaining amount of services not yet rendered under these agreements as of July 31, 1995 was $131,400 and was recorded as services receivable for common stock issued in the accompanying consolidated financial statements as of that date.


         On April 7, 1995, the Company issued 25,000 shares of unregistered common stock to a consultant under a covenant not to compete. The Company discounted the value of the shares by 30% due to the shares being subject to future registration.

                During the year ended July 31, 1996, the Company issued 88,199
shares of common                            stock in
exchange for services provided to the Company.  The stock was issued at prices ranging from $3.82 to $8.06 per share, which approximated fair market value on the
dates of issuance.

         On December 15, 1995, the Company issued 45,000 shares in exchange for a note receivable from a stockholder of the Company in the amount of $157,500. The note carries interest, payable quarterly, at the rate of 8% per annum.

         Various individuals exercised options to purchase 99,018 shares of common stock at a value of $245,005. Exercise prices ranged from $1.50 to $3.67 per share.

         In February 1996, 10,000 shares of common stock valued at $41,250 were issued in settlement of a legal dispute.

         In May 1996, warrants to purchase 68,675 shares of common stock originally granted in conjunction with the issuance of Series A Preferred were exercised in exchange for $243,693.





                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


9.       Stockholders' Equity: Continued

         Stock Options:


         The Company's 1992 Stock Option Plan (the "Plan"), as amended, authorizes the issuance of up to 2,000,000 shares of common stock to employees, officers and directors and to employees of companies who do business with the Company.


         Any shares which are subject to an award but are not used because the terms and conditions of the award are not met, or any shares which are used by participants to pay all or part of the purchase price of any option may again be used for awards under the Plan. However, shares with respect to which a stock appreciation right has been exercised may not again be made subject to an award.


         Stock options may be granted as incentive stock options or nonqualified stock options. Incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% stockholder at the time of grant) and nonqualified stock options may not be granted at a price less than 85% of fair market value of the stock as of the date of grant. Restricted stock may not be granted under the Plan in connection with incentive stock options.


         Stock options granted under the Plan may include the right to acquire an Accelerated Ownership Nonqualified Stock Option ("AO"). All options granted to date have included the AO feature. If an option grant contains the AO feature and if a participant pays all or part of the purchase price of the option with shares of the Company's common stock, then upon exercise of the option, the participant is granted an AO to purchase, at the fair market value as of the date of the AO grant, the number of shares of common stock of the Company equal to the sum of the number of whole shares used by the participant in payment of the purchase price and the number of whole shares, if any, withheld by the Company as payment for withholding taxes. An AO may be exercised between the date of grant and the date of expiration, which will be the same as the date of expiration of the option to which the AO is related.


         Stock appreciation rights and/or restricted stock may be granted in conjunction with, or may be unrelated to, stock options. A stock appreciation right entitles a participant to receive a payment, in cash or common stock or a combination thereof, in an amount equal to the excess of fair market value of the stock at the time of exercise over the fair market value of the date of grant. Stock appreciation rights may be exercised during a period of time fixed by the Committee not to exceed ten years after the date of grant or three years after death or disability, whichever is later. There were no stock appreciation rights outstanding at July 31, 1996 or 1995.

                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


9.       Stockholders' Equity: Continued


         Stock Options: continued


         Restricted stock requires the recipient to continue in service as an officer, director, employee or consultant for a fixed period of time for ownership of the shares to vest. If restricted shares or stock appreciation rights are issued in tandem with options, the restricted stock or stock appreciation right is canceled upon exercise of the option and the option will likewise terminate upon vesting of the restricted shares.

         In addition to options granted under the Plan, the Company has granted 20,000 options to a former officer, and 400,000 options to current officer/stockholders, which options do not come under the provisions of the Plan.


         The following table summarizes shares under option, including options both under the Plan and outside the Plan, for the years ended July 31, 1996 and 1995:


                                                       1996                                 1995
                                                  ----------                           ----------

                                          Number Of             Price         Number Of             Price
                                             Shares         Per Share            Shares         Per Share

         Beginning of year                     936,772      $1.50-$3.50            627,843      $1.50-$2.50

         Granted                               292,373      $2.50-$4.69            311,484      $3.00-$3.50
         Exercised                             (99,018)     $1.50-$3.67             (2,555)     $1.50-$2.25
         Canceled                               (1,191)     $3.50                  ---                   ---
                                                                             -------------      ------------
         End of year                         1,128,936      $1.50-$4.69            936,772      $1.50-$3.50
                                             ==========================            =======      ===========
         Exercisable                         1,075,508                             927,022
                                             =========                             =======


         Warrants:


         See Notes 8, 14 and 16 for a description of outstanding warrants to purchase common stock.


10.      Net Loss Per Common Share:


         Net loss per common share is computed by dividing reported net loss by the weighted average number of shares of common stock outstanding during the respective periods. Common stock equivalents were excluded from the computations of net loss per share because the effect of including such equivalents in the computation would have been anti-dilutive.


         Primary and fully-diluted loss per share amounts do not differ.






                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


11.      Income Taxes:

         The income tax provision for the years ended July 31 consists of:


                                                             1996        1995
 Current:
             Federal                                         $  -        $  -

             State                                            800         800
                                                                ---------------
                                                              800         800
         Deferred:
             Federal                                             -           -
             State                                              -           -
                                                                 ---------------

         Provision for income taxes                             $800        $800
                                                                 ===         ===


         Deferred income taxes are recorded based upon the differences between the financial statement and tax bases of assets and liabilities. Temporary differences which give rise to deferred income tax assets and liabilities are as follows:


                                                                          1996
         Deferred tax assets:
             Allowance for doubtful accounts                         $   215,274
             Inventory obsolescence reserve                              191,209
             Net operating loss carryforwards                          1,969,505
             Covenants not to compete                                     47,866
             Accrued vacation                                             25,356
                                                                  -------------


             Total gross deferred tax assets                           2,449,210


         Deferred tax liabilities:
           Software development                                         (75,754)
             Property and equipment                                     (93,743)

             Total gross deferred tax liabilities                      (169,497)

                            Subtotal                                   2,279,713

         Valuation allowance                                         (2,279,713)


                            Net deferred taxes                       $        0
                                                                     ===========









                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


11.      Income Taxes: continued


         The net change during the year ended July 31, 1996 in the total valuation allowance was an increase of $1,135,683.


         The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows:

                                                                                     1996              1995
                                                                                     ----------------------

         Tax provision at the federal statutory rate                         (34.00%)              (34.00%)
---------
         State income taxes, net of federal income tax benefit                  .03%                 0.17%
         Accounting losses for which deferred federal income
             tax benefits could not be recognized                             35.90%                           39.31%
         Miscellaneous                                                         (1.90%)              (1.27%)
         Federal tax refund                                                       0                 (4.04%)
                                 ------------                                 -------

                                                                                0.03%                0.17%


         At July 31, 1996, the Company has net operating loss carryforwards for federal and state income tax purposes in the amounts of approximately $5,071,000 and $2,638,000, respectively. These carryforwards begin to expire in 2009 and 1999, respectively.


         The utilization of net operating loss carryforwards may be limited under the provisions of Internal Revenue Code Section 382.


12.      Other Related Party Transactions:


         Convertible debt to a related party bears interest at 10% per annum payable quarterly, is due on demand, and may be converted at the option of the lender into shares of the Company's common stock at the rate of $1.50 per share. Interest expense to the related party during the years ended July 31, 1996 and 1995 amounted to $8,004 and $8,667, respectively.

         On July 31, 1994, the Company loaned $32,988 to an officer/stockholder of the Company. The note bears interest at a rate of 5% per annum and is due on demand. As of July 31, 1996, the balance due from such stockholder, under a promissory note, was $34,000, plus accrued interest of $708.

                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


12.      Other Related Party Transactions: continued


         During fiscal 1995, the Company loaned an aggregate of $325,000 under a promissory note to its outside legal counsel pending the registration of 100,000 shares of common stock held by such individual. The loan was collateralized by a pledge of such shares. On July 31, 1995, the shares were transferred from the individual to an unrelated third party, who assumed the note obligation. The balance of $325,000 was collected in full during fiscal 1996.


         Also, in connection with this transaction, as of July 31, 1995, such legal counsel owed the Company $69,596 in services prepaid by the Company with stock during the year ended July 31, 1994. On July 31, 1995, the rights to such services to be rendered were transferred to an officer/stockholder in exchange for a promissory note from such officer/stockholder due on or before July 31, 1997 and bearing no interest. The balance of the note as of July 31, 1996 of $69,596 was included in notes receivable from stockholders in the accompanying consolidated balance sheet.

13.      Commitments And Contingencies:


         Leases:

         The Company leases certain office equipment and automobiles under capital leases which expire at various dates through July 2001. The Company leases its office and warehouse space and certain equipment and automobiles under operating leases expiring through July 2000. The office and warehouse space lease requires the Company to pay maintenance, insurance, taxes and certain other expenses in addition to the base rent and expires in March 1998.


         Future minimum lease payments under capital and operating leases for each of the years ending July 31 are as follows:


                                                         Capital      Operating
                                                          Leases         Leases

                   1997                               $ 128,379        $ 279,681
                   1998                                 116,051          197,381
                   1999                                  69,783           58,276
                   2000                                  18,273           4,607
                   2001                                  51,076        ---
                                                          ----------  ---------
                                                         383,562        $539,945
                   Less, amount representing interest     65,734
                                                        $317,828








                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------

13.      Commitments And Contingencies: continued


         Leases: continued


         In 1997 the Company is expected to receive sublease income of $102,375 against operating lease expense.


         Rent expense for the years ended July 31, 1996 and 1995 amounted to $279,506 and $140,021, respectively.


         Employment Agreements:


         As of July 31, 1996, the Company has employment agreements with four officers. Three of the contracts originated at the time of the initial public offering, expired in August 1996 and have been extended for a one year term. The fourth agreement was entered into in March 1996 and expires in July 1999. The agreements require aggregate annual base salaries of approximately $560,000, with annual increases at the discretion of the Board of Directors for three of the agreements and a five percent annual increase for the fourth. The Board of Directors may also, at its discretion, award annual or other bonuses based on profitability of the Company, performance, or other criteria. No bonuses were paid to the officers during the years ended July 31, 1996 and 1995.


         Consulting Agreements:


         Effective April 1, 1994, the Company entered into a two-part agreement with an unrelated third party to provide financial and reporting advice to the Company. The agreement required the Company to pay $100,000 at the inception of the agreement for consulting services to be provided over a period of 24 months. The consulting portion of the agreement can be terminated by either the consultant or the Company with thirty days notice, and does not require the consultant to repay the Company any amounts. Accordingly, the Company considered it appropriate to expense the entire $100,000 during the year ended July 31, 1994. Under the requirements of the second part of the agreement, the consultant agreed not to provide similar services to current and prospective competitors of the Company for a period of three years, effective April 1, 1994, in exchange for 200,000 shares of the Company's common stock. The Company's stock has been placed in a trust and cannot be accessed by the consultant until March 1997. Due to the restrictions on the access and salability of the common stock, the Company discounted the value of the common stock by 30%. The covenant not to compete is being amortized using the straight-line method over the three-year term of the agreement. Amortization expense related to this covenant was $116,664 for the years ended July 31, 1996 and 1995.






                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995
                                                      ----------


13.      Commitments And Contingencies: continued


         Consulting Agreements: continued

         Effective April 1, 1995, the Company entered into a two-part agreement with an unrelated third party to provide financial and investor relations advice to the Company in exchange for 75,000 shares of the Company's unregistered common stock. Due to the restrictions on the access and salability of the shares, the Company discounted the value of the shares by 30%. Under the first part of the agreement, 50,000 shares represented compensation for services to be rendered from April 1, 1995 to April 30, 1997. As of July 31, 1996, $28,350 of services not yet rendered was included in services receivable for common stock issued in the accompanying balance sheet.


         Under the second part of the agreement, 25,000 shares represented consideration under a covenant not to compete for the three-year period ending March 31, 1997.
         These shares will remain restricted until the end of the term. The covenant not to compete is being amortized using the straight-line method over the three-year term of the agreement. Amortization expense related to this covenant for the years ended July 31, 1996 and 1995 was $13,125 and $4,375, respectively.


         Effective August 1, 1994, the Company entered into an agreement with an unrelated party to provide marketing and promotional services to the Company for the two-year period ended July 31, 1996. As compensation under the agreement, the Company issued 50,000 shares of its unregistered common stock. Due to the shares being subject to future registration, the Company discounted the value of the stock by 30%. As of July 31,1996, all services have been rendered under this agreement.


         As described in Note 1, a covenant not to compete was entered into as a result of the Q & A merger. Amortization expense related to this covenant was $43,000 for the year ended July 31, 1996.



         Litigation:


         The Company was awarded a judgment of approximately $364,000 (Canadian) with respect to its claim against a former distributor. The former distributor appealed the decision, but the appeal was abandoned. Collection of the judgment was stayed and the Company's counsel has prepared an application to remove the stay. However, the Company has not recognized any gain with respect to this judgment. A trial date has been tentatively scheduled for September 1998 to resolve outstanding issues with respect to this matter.

         On April 1, 1996 and May 24, 1996, the underwriter of the Company's initial public offering, Strausbourger, Pearson Tulchin, Wolff, Inc., filed a lawsuit against the Company alleging breach of contract and for failing to register certain warrants. The that the Company will be successful in its defense.


         On October 3, 1996, an arbitrator with the American Arbitration Association awarded Daisy Software, Inc., a former distributor of the Company's product, compensatory damages of approximately $140,000 for breach of contract. An accrual has been recorded in the financial statements as of July 31, 1996 in the amount of $140,000.


         On October 29, 1996, a Nevada general partnership filed a complaint against the Company asserting three causes of action based on an alleged breach of contract. The complaint prays for damages to reimburse the plaintiff for the reasonable value of services allegedly provided to the Company plus interest and attorney fees, or, alternatively, 240,000 units of the Company's product. The Company is preparing its response as well as a counter claim. The Company intends to vigorously defend the allegations stated in the complaint, as it believes such allegations to be without merit.


         The Company is involved in various other legal matters resulting from the normal course of business. Such legal matters, when ultimately determined, will not, in the opinion of management, have a material effect on the financial position or the results of operations of the Company.

14.      Public Offering:

         On February 9, 1994, the Company issued 2,000,000 shares of its common stock for $4,146,269, net of offering costs of $853,731 through a public offering. As part of such offering, the Company agreed to the following:


    (Diamond)     The  Company  granted  the  Underwriter  warrants  to purchase
                  182,000  shares of the  Company's  common  stock at a price of
                  $3.00 per share.  The warrants are  outstanding as of July 31,
                  1996 and are  exercisable for a period of three years from the date of closing.
         (Diamond)         The Company  entered into  employment  contracts with
                           its principal executive officers for a period of three years from the date of closing (see Note 13).








                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995





14.      Public Offering: Continued

         (Diamond)         For a period of three  years  from the  closing,  the
                           Underwriter shall have the right to designate one nominee for election to the Board of Directors of the Company.


         (Diamond)         The  Company  will not,  without  the  consent of the
                           Underwriter, sell any shares of the Company's common stock or warrants or options to purchase shares of the Company's stock for a period of two years from the closing.



15.      Fourth Fiscal Quarter Adjustments:

         During the fourth quarter of the fiscal year ended July 31, 1996, the Company recorded adjustments, aggregating approximately $3.4 million, that increased the net loss for such quarter were as follows:

         (Diamond)The write off of advertising credits of approximately
 $700,000, which have been                  disputed.

                  (Diamond)An increase to the allowance for doubtful accounts of approximately $527,000 to reserve for significant customers' balances. One of the customers filed for bankruptcy protection in August 1996.


         (Diamond)An accrual to provide for the settlement of an arbitration
matter in the amount of               $140,000.


         (Diamond)A write off of software development costs in the amount of $560,000 as a result of a decision to discontinue certain product lines in fiscal 1997.


         (Diamond)An increase to the allowance for obsolete inventory to reserve for slow-moving inventory items of $330,000.

         (Diamond)         A reversal of fourth quarter sales due to product
 returns subsequent to year end of approximately $350,000.


         (Diamond)A charge for returned inventory deemed to be unsaleable in the amount of approximately $300,000.


         (Diamond)       Write off of certain property and equipment of $52,000.


         (Diamond)An increase to accrued expenses for fourth quarter legal fees
of approximately                   $85,000.


         (Diamond)        Other write downs aggregating approximately $380,000.


                                        WIZ TECHNOLOGY, INC. AND SUBSIDIARIES


                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                      For The Years Ended July 31, 1996 And 1995

16.      Subsequent Events (Unaudited):

         On October 14,1996, the Company issued 7% Convertible Debentures in the principal sum of $1,250,000 which mature on October 14, 1999. The interest compounds annually and is payable on a semi-annual basis commencing six months after the date of the Debentures. The Debentures may be converted, at the holder's option, up to 33 1/3 % of the aggregate original principal amount beginning after the 90th day following the date of the issuance; 66 2/3% after the 125th day; and 100% after the 170th day. The conversion price shall be equal to the:
         1) lesser of 110% of the average closing bid price (as reported on the American Stock Exchange) of the Company's common stock for the 5 consecutive trading days ending on the trading day immediately preceding the date of the agreement, or, 2) 82% of the average closing bid price of the Company's common stock for the 5 consecutive trading days ending on the trading day immediately preceding a Conversion Date, as defined. In conjunction with the issuance of the Debentures, the Company granted warrants to purchase 37,500 shares of common stock at an exercise price of $5 per share. These warrants expire on October 14, 1999.

         On November 13,1996, trading of common stock on the American Stock Exchange was halted due to the Company's failure to file SEC Form 10-KSB for the year ended July 31, 1996 in a timely manner. The Exchange informed the Company it has fallen below the Exchanges listing requirements and is at risk of being de-listed. Management believes that with the filing of the Form 10-KSB for the year ended July 31, 1996 the Company will be in full compliance with all Exchange rules and will be operating within the Exchange quidelines.

        WIZ TECHNOLOGY, INC. INTERIM CONSOLIDATED FINANCIAL STATEMENTS

                      WIZ TECHNOLOGY, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                                                                                             January 31, 1997

ASSETS
Current Assets:
        Cash and cash equivalents                                                                                      189,733
        Accounts Receivable, net of allowance
           for doubtful accounts of $297,210                                                                         1,232,051
        Notes receivable                                                                                               137,415
        Notes receivable from stockholders                                                                             103,596
        Prepaid expenses and other assets                                                                              366,617
        Inventories                                                                                                  1,005,279
        Employee advances                                                                                               48,305
           Total current assets                                                                                      3,082,995
        Contract receivable, net of discount of $1,300,000                                                             700,000
        Property and Equipment, net                                                                                    734,974
        License agreement,
           net accumulated amortization of $306,243                                                                  3,193,757
        Software development costs                                                                                     138,288
        Certificate of deposit                                                                                         100,000
        Covenants not to complete,
           net of accumulated amortization of $477,062                                                                 512,313
        Other assets                                                                                                   100,925
           Total assets                                                                                              8,563,252

                      LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
        Obligations under capital leases, current                                                                      101,703
        Accounts payable                                                                                               732,654
        Accrued expenses                                                                                               107,538
        Accrued salaries and wages                                                                                     189,629
        Notes payable                                                                                                  500,000
        Accrued settlement expense                                                                                     140,000
           Total current liabilities                                                                                 1,771,524
          7% convertible debentures                                                                                  1,212,500

        Obligations under capital leases, noncurrent                                                                   242,214

           Total liabilities                                                                                         3,226,238
        Commitments and contingencies







                      WIZ TECHNOLOGY, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEET

                                    CONTINUED
                                                                                                             January 31, 1997

        Stockholders' equity:
        Preferred stock, $.001 par value, 10,000,000 shares authorized
           Series A, 1,050 shares issued and outstanding                                                                     1
           Series B, 1,200,000 shares issued and outstanding                                                             1,200
        Common stock, $.001 per value, 50,000,000 shares authorized
          9,067,593 shares issued and outstanding                                                                        9,067
        Additional paid-in capital preferred                                                                         3,537,799
        Additional paid-in capital-common                                                                            9,065,924
        Services receivable for common stock issued                                                                    (9,450)
        Note receivable from stockholder                                                                             (157,500)
        Accumulated deficit                                                                                        (7,110,027)
           Total stockholders' equity                                                                                5,337,014

           Total liabilities and stockholders' equity                                                                8,563,252



                       WIZ TECHNOLOGY INC AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                              For the                       For the
                                                                         Six Months Ended             Three Months Ended
                                                                           January 31,                    January 31,
                                                                         1997         1996            1997            1996

Net revenues                                                         $  2,288,781  $  3,634,881   $    962,436   $   1,588,849
Costs and expenses:
        Cost of revenues                                                  975,572     1,783,412        261,705         814,762
        Selling, general and administrative expenses                    2,438,594     1,310,487      1,594,523         635,048
           Total costs and expenses                                  $  3,414,166  $  3,093,899   $  1,856,228   $   1,449,810

        Income (loss) from operations                                 (1,125,385)       540,982      (893,792)         139,039

Nonoperating (expenses) income
        Interest income                                                    19,613        34,516         11,261          26,416
        Interest expense                                                 (69,460)      (69,816)       (44,023)        (39,541)
        Other                                                               1,883        36,190          1,868         (1,388)

        Total nonoperating (expense) income                              (47,965)           890       (30,895)        (14,513)

        Income (loss) before income taxes                             (1,173,350)       541,872      (924,687)         124,526

Provision for income taxes                                                               20,803                          4,109

        Net income (loss)                                            $(1,173,350)  $    521,069   $  (924,687)   $     120,417


Net income (loss) per share                                          $     (0.13)  $       0.06   $     (0.10)   $        0.01

Weighted average number of common shares outstanding                    8,985,191     8,608,766      8,985,191       8,620,541


                                                               4



                       WIZ TECHNOLOGY INC AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         For the                For the
                                                                                    Six Months Ended       Six Months Ended
                                                                                    January 31, 1997       January 31, 1996
Cash flows from operating activities:
        Net (loss) income                                                        $         (1,173,350)    $            521,069
        Adjustments to reconcile net loss to net
          cash used by operating activities:
           Depreciation and amortization                                                       439,624                 173,380
           Amortization of software development costs                                           60,893                  96,092
           Allowance for doubtful accounts                                                                              42,231
           Allowance for slow-moving/obsolete inventories                                                               46,719
           Stock issued for services rendered                                                                          195,640
           Services rendered for stock previously issued                                        18,900                  52,900
           Gain on sale of assets                                                                                       15,988
           Additions to software development costs
               in exchange for common stock-subscribed

        Changes in operating assets and liabilities:
           Accounts receivable                                                                 671,948               (495,625)
           Inventories                                                                         (6,465)               (195,963)
           Prepaid expenses and other assets                                                   139,064                (93,636)
           Accounts payable                                                                  (710,904)               (510,534)
           Accrued expenses                                                                  (355,546)                  84,428
           Accrued salaries and wages                                                         (68,141)                (43,950)
           Income taxes payable                                                                                         20,803
               Net cash (used) provided by operating activities                              (983,977)                (90,458)
Cash flows from investing activities:
        Purchases from property and equipment, net                                                                   (103,116)
        Interest in contract receivable                                                      (700,000)
        Increase in notes receivable                                                          (10,000)                 325,000
        Decrease in notes receivable from stockholders
        Decrease in employee advances                                                              604                   4,238
        Decrease in other assets                                                               104,044                (21,634)
        Capitalized software development costs                                                                       (501,047)
           Net cash (used) provided by investing activities                                  (605,352)               (296,559)
Cash flows from financing activities:
        Proceeds from issuance of long-term debt                                             1,212,500                 500,000
        Principal payment on long term debt                                                     25,495                (29,462)
        Proceeds from issuance of Series A Convertible
        Preferred, Net                                                                       (225,000)               1,800,000
        Current maturities of LTD                                                             (79,406)
        APIC - Common                                                                          394,502
           Net cash provided by financing activities                                         1,328,091               2,270,538

           Net increase (decrease) in cash                                                   (261,238)               1,883,521
           Cash at beginning of period                                                         450,971                 101,994
           Cash at end of period                                                 $             189,733    $          1,985,515
Supplemental disclosure of cash flows information Cash paid during the year for:
           Interest                                                              $              49,847    $             25,594
           Income Taxes                                                          $                   0    $                  0

                      WIZ TECHNOLOGY, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For The Six Months Ended January 31, 1996 and January 31, 1997


NOTE 1 - UNAUDITED INTERIM FINANCIAL INFORMATION

The interim financial statements are unaudited, but, in the opinion of the management of the Company, contain all adjustments, consisting of only normal recurring accruals, necessary to present fairly the financial position at January 31, 1997, the results of operations for the six months ended January 31, 1997 and January 31, 1996, and the cash flows for the three months ended January 31, 1997 and January 31, 1996. The results of operations for the six months ended January 31, 1997 are not necessarily indicative of the results of operations to be expected for the full year ending July 31, 1997.

NOTE 2 - CONVERTIBLE DEBENTURES

On October 14, 1996, the Company issued 7% Convertible Debentures in exchange for $1,212,500 net of issuance costs. These debentures mature on October 14, 1999. The related interest compounds annually and is payable on a semi-annual basis commencing six months after the date of the Debentures. The Debentures may be converted, at the holder's option, up to 33 1/3% of the aggregate original principal amount beginning after the 90th day following the date of the issuance; 66 2/3% after the 125th day; and 100% after the 170th day. The conversion price shall be equal to the: 1) lesser of 110% of the average closing bid price (as reported on the American Stock Exchange) of the Company's common stock for the 5 consecutive trading days ending on the trading day immediately preceding the date of the agreement, or, 2) 82% of the average closing bid price of the Company's common stock for the 5 consecutive trading days ending on the trading day immediately preceding a Conversion Date, as defined. In conjunction with the issuance of the Debentures, the Company granted warrants to purchase 112,500 shares of common stock at an exercise price of $5 per share. These warrants expire on October 14, 1999.

NOTE 3 - CONTRACT RECEIVABLE

On January 31, 1997 the Company sold two of its existing intranet contracts to a third party for $2,000,000. The terms of the sale call for a payment due in February, 1997, which was paid, of $450,000 with the balance collected over the next 51 months. Monthly payments begin October, 1997 under the following schedule: 1. Twelve payments of $10,000 per month 2. Twelve payments of $20,000 per month 3. Twelve payments of $30,000 per month 4. Twelve payments of $40,000 per month 5. Seven payments of $50,000 per month
     Total Cash Payments:  $2,000,000

At January 31, 1997 the Company recognized $450,000 as income and will record future income from the contract based on the recovery method as cash is received. The discount on the contract receivable will be amortized over the life of the contract as interest income.

         No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriter. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                                                 TABLE OF CONTENTS
                                                  Page

Additional Information......................       2
Prospectus Summary..........................       3
Risk Factors................................      10
Market Price of Common Stock................      15
Selected Financial Data.....................      17
Business - New Development .................      18
Selling Stockholders........................      22
Description of Securities...................      23
Legal Matters...............................      24
Experts.....................................      24

                                               WIZ TECHNOLOGY, INC.
                                                      PART II


Item 24. Indemnification of Directors and Officers.

         The Company has adopted provisions in its articles of incorporation and bylaws that limit the liability of its directors and provide for indemnification of its directors and officers to the full extent permitted under the Nevada General Corporation Law. Under the Company's articles of incorporation, and as permitted under the Nevada General Corporation Law, directors are not liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duty of care as directors. Such provisions do not, however, relieve liability for breach of a director's duty of loyalty to the Company or its stockholders, liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, liability for transactions in which the director derived as improper personal benefit or liability for the payment of a dividend in violation of Nevada law. Further, the provisions do not relieve a director's liability for violation of, or otherwise relieve the Company or its directors from the necessity of complying with, federal or state securities laws or affect the availability of equitable remedies such as injunctive relief or recision.

         At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.


Item 25. Other Expenses of Issuance and Distribution.

         Filing fee under the Securities Act of 1933          $         6,343.58
         Blue Sky qualification fees and expenses(1)                    1,000.00
         Printing and engraving(1)                                      5,000.00
         Legal Fees(1)                                                 20,000.00
         Accounting Fees(1)                                             5,000.00
         Miscellaneous(1)                                               2,656.42
         TOTAL                                                $        40,000.00

(1)      Estimates


Item 26. Recent Sales of Unregistered Securities.

Item 27.    Exhibits

2. Plan of acquisition, reorganization, arrangement, liquidation or succession.

            2.1 Agreement and Plan of Reorganization, dated February 14, 1996, between the Company, Q&A
                      Sales Marketing, Inc. and Q&A Acquisition Company(5)

3.          Certificate of Incorporation and Bylaws

            3.1.      Articles of Incorporation(2)
            3.2       Bylaws(2)
            3.3 Certificate of Amendment to Articles of Incorporation for change in name of registrant to "WIZ
                      Technology, Inc."(1)

4.          Instruments defining rights of holders, including indentures.

            4.1       Warrant Agreement between the Company and Strasbourger
                      Pearson
                      Tulcin Wolff(1)

5.          Opinion of Hand & Hand as to legality of securities being
             registered.(10)


10.         Material Contracts

            10.1      1992 Stock Option Plan, as amended(2)
            10.2 Form of Stock Option Agreement with Mar-Jeanne Tendler, Arthur S. Tendler and Bruce Allen "Gil" Gilgen(2) 10.3
            Demand Promissory Note in favor of Elaine & Gerson Lacoff(2) 10.5 Consulting Agreement with Dale Kostman (1) 10.7 Employment Agreement between the Company and Arthur S. Tendler(1) 10.8 Employment Agreement between the Company and Mar-Jeanne Tendler(1) 10.9 Employment Agreement between the Company and Bruce Allen Gilgen(1)
            10.10 Registration rights agreements and schedule of beneficiaries(1) 10.12 Consulting Agreement between the Company and Strasbourger Pearson Tulcin Wolff(1) 10.13 Promissory Note from Company in favor of Mar-Jeanne and Arthur Tendler(1) 10.14 Extension and amendment of Promissory Note from Company in favor
                      of Mar-Jeanne and Arthur Tendler(1)
            10.15     Lease for the Company's executive offices(3)
            10.16 Consulting Agreement between the Company and Stuart Wertzberger(3) 10.17 Trust Agreement between Stuart Wertzberger and the Company(3) 10.19 Consulting Agreement between the Company and Jensen Consultants, Inc.(4) 10.20 Promissory note from Arthur Tendler dated July 31, 1995(4) 10.21 Form of Convertible Promissory Notes and schedule of details(4) 10.22 Software Development and License Agreement between the Company and Digital Systems
                      Research, Inc. dated March 8, 1996(6)(P)
            10.23     Employment Agreement with Gary Wolfe(6)(P)
            10.24     Covenant Not-to-Compete(6)

16.         Letter on change in certifying accountant

            16.1 Letter from Corbin & Wertz(4) 16.2 Letter from Coopers & Lybrand L.L.P.(7) 16.3 Letter from Grant Thornton LLP (8)

21.         Subsidiaries of the small business issuer(6)

23.         Consents of Experts and Counsel

            23.1      Consent of Cacciamatta Accountancy Corporation(9)
            23.2      Consent of Hand & Hand included in Exhibit 5 hereto

24.         Powers of Attorney

            24.1      Powers of Attorney are included on signature page(9)


(1) Incorporated by reference to the Company's Registration Statement on Form SB-2, filed on November 1,
         1993
(2) Incorporated by reference to the Company's Registration Statement on Form 10-SB, File No. 0-20910 (the
         "Form 10")
(3) Incorporated by reference to the Company's Annual Report on Form 10K-SB for the year ended July 31.
         1994.
(4) Incorporated by reference to the Company's Annual Report on Form 10K-SB for the year ended July 31,
         1995.
(5) Incorporated by reference to the Company's Current Report on Form 8-K dated March 12, 1996.
(6) Incorporated by reference to such exhibit filed with the Company's Registration Statement on Form S-3,
         File No. 333-6423.
(7) Incorporated by reference to the Company's Current Report on Form 8-K dated August 21, 1996.
(8) Incorporated by reference to the Company's Current Report on Form 8-K dated December 12, 1996.
(9)      Filed herewith.
(10)     To be filed by amendment.

          All other Exhibits called for by Rule 601 of Regulation S-B are not applicable to this filing.


Item 17.  Undertakings.

          (a)     The undersigned small business issuer hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (I) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii)
Reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement;

                           (iii)

          Include any material or changed information the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

                  (3)  File  a  post   effective   amendment   to  remove   from
registration any of the securities that remain unsold at the end of the offering.

          (d) To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (f) The undersigned small business issuer hereby undertakes that it will:

                  (1) For purposes of determining any liability under the Securities Act that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time the Commission declared it effective.

                  (2) For the purpose of determining any liability under the Securities Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Juan Capistrano, State of California on March 14, 1997.

                                                      WIZ TECHNOLOGY, INC.



                                                      By: /s/ M.J. Tendler
                                                          M.J. Tendler
                                                         Chief Executive Officer


         The undersigned officer and/or director of Wiz Technology, Inc., a Nevada corporation (the "Corporation"), hereby constitutes and appoints Mar-Jeanne Tendler, Richard Nance and Arthur Tendler, and each of them, with full power of substitution and resubstitution, as attorney to sign for the undersigned in any and all capacities this Registration Statement and any and all amendments thereto, and any and all applications or other documents to be filed pertaining to this Registration Statement with the Securities and Exchange Commission or with any states or other jurisdictions in which registration is necessary to provide for notice or sale of all or part of the securities to be registered pursuant to this Registration Statement and with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof and incorporate such changes as any of the said attorneys-in-fact deems appropriate.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 14, 1997.



By:     /s/ M.J. Tendler                    Chief Executive Officer and Director
        M.J. Tendler                            (principal executive officer)


By:     /s/ Arthur S. Tendler    President, Chief Operating Officer and Director
        Arthur S. Tendler


By:     /s/ Bruce Allen Gilgen    Executive Vice President, Secretary & Director
        Bruce Allen Gilgen


By:     /s/ Richard Nance          Chief Financial Officer (principal accounting
        Richard Nance                                  and financial officer)